Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

GREENLINE HOLDING COMPANY,

2003 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.,

2003 RIVERSIDE CAPITAL APPRECIATION FUND (QC), L.P.,

THE OTHER STOCKHOLDERS OF GREENLINE HOLDING COMPANY LISTED ON EXHIBIT A HERETO,

THE WARRANTHOLDERS OF GREENLINE HOLDING COMPANY LISTED ON EXHIBIT B HERETO

and

APIO, INC.

Dated as of April  23, 2012

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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SCHEDULES:

Schedule 1.1	Company Debt; Permitted Liens
Schedule 1.2	Company’s Knowledge
Schedule 1.3	Earn-Out Bonus Agreements
Schedule 1.4	Sale Bonus Agreements
Schedule 2.3(a)	Working Capital Principles
Schedule 2.3(e)	Proportions
Schedule 2.4(d)	Specified Employee
Schedule 3.2(h)	Resignations
Schedule 3.2(q)	Consents
Schedule 4.1	Organization; Standing; Authority
Schedule 4.4	No Conflict; Required Filings and Consents
Schedule 4.5	Financial Statements
Schedule 4.6	Taxes
Schedule 4.6(c)	Tax Returns
Schedule 4.6(l)	Tax Agreements and Arrangements
Schedule 4.7	Personal Property by Location
Schedule 4.8	Real Property
Schedule 4.9	Compliance with Laws
Schedule 4.10	Permits
Schedule 4.11(a)	Employee Benefit Plans
Schedule 4.11(i)	Severance and Termination Benefits
Schedule 4.12	Material Contracts
Schedule 4.13	Legal Proceedings
Schedule 4.14(a)	Intellectual Property
Schedule 4.15	Insurance
Schedule 4.17	Environmental Matters
Schedule 4.18	Conduct of Business in Ordinary Course
Schedule 4.19	Bank Accounts; Powers of Attorney
Schedule 4.20	Accounts Receivable
Schedule 4.23	Food Safety
Schedule 4.24	Customers; Growers; Suppliers
Schedule 4.25	Related Parties
Schedule 6.4(c)	Required Consents of Buyer
Schedule 7.4	Restricted Employees
Schedule 8.3(a)	Voluntary Disclosure; Tax Matters

EXHIBITS:

Exhibit A	Stockholders
Exhibit B	Warrantholders
Exhibit C	Form of Escrow Agreement
Exhibit D	2012 Projected Budget of the Company
Exhibit E	Environmental Items

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of April 23, 2012, by and among GreenLine Holding Company, a Delaware corporation (the “Company”), 2003 Riverside Capital Appreciation Fund, L.P., a Delaware limited partnership (the “Seller Representative”), 2003 Riverside Capital Appreciation Fund (QC), L.P., a Delaware limited partnership (“RCAF QC,” and together with the Seller Representative, “Riverside”), the other stockholders of the Company listed on Exhibit A attached hereto (collectively with Riverside, the “Stockholders”), the holders of Warrants listed on Exhibit B attached hereto (the “Warrantholders” and, together with the Stockholders, the “Sellers”), and Apio, Inc., a Delaware corporation (“Buyer”).

RECITALS

A.           As of the date of this Agreement, the Stockholders are the record owners of 34,652.21850 issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company.

B.           As of the date of this Agreement, the Warrantholders are the record owners of warrants to purchase an aggregate of 168 shares of Common Stock issued pursuant to the Subordinated Note and Warrant Purchase Agreement (the “Warrants”).

C.           The Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of the Shares upon the terms set forth in this Agreement.

D.           The Warrantholders desire to surrender the Warrants for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Sellers, the Company and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“2012 Budget” has the meaning set forth in the definition of Net Revenues.

“Action” means any action, suit, audit, legal proceeding, hearing, investigation, administrative enforcement proceeding or arbitration proceeding (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before any Governmental Authority.

“Additional Earn-Out Payment” has the meaning set forth in Section 2.4(a).

“Advisory Agreement” means the Amended and Restated Advisory Agreement, dated March 27, 2009, by and between Riverside Partners, L.L.C., a Delaware limited liability company, and the Subsidiaries.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to appoint a majority of the members of the board of directors, board of managers or similar governing body of any other Person.  Notwithstanding the foregoing, Affiliate shall not include any portfolio company of Riverside or any of their affiliated investment funds or any portfolio company of any such affiliated investment fund.

“Agreement” has the meaning set forth in the preamble.

“Arbitration Firm” has the meaning set forth in Section 2.3(c).

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Base Earn-Out Payment” has the meaning set forth in Section 2.4(a).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Claim” has the meaning set forth in Section 8.7(b)(i).

“Buyer Claim Notice” has the meaning set forth in Section 8.7(b)(i).

“Buyer Indemnitee(s)” has the meaning set forth in Section 8.3(a).

“Cash and Cash Equivalents” means, as of the date in question, all cash and cash equivalent assets (including marketable securities) of the Company and the Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Cause” means the termination by the Buyer, the Company or any Subsidiary of the Specified Employee’s employment with the Buyer, the Company or any Subsidiary as a result of: (i) the Specified Employee engaging in fraud, embezzlement or theft in connection with the Specified Employee’s duties or in the course of the Specified Employee’s employment with the Buyer, the Company or any Subsidiary, (ii) the Specified Employee having committed intentional wrongful damage to tangible or intangible property of the Buyer, the Company or any Subsidiary, (iii) the Specified Employee having committed intentional wrongful disclosure of secret processes or confidential information of the Buyer, the Company or any Subsidiary, or (iv) the Specified Employee’s intentional and continued failure to perform his duties or the Specified Employee’s intentional misconduct in the course of his employment that is not cured within five days after written notice thereof to the Specified Employee and that results in material injury to the business or reputation of the Buyer, the Company or any Subsidiary.  For purposes of this Agreement, no act or failure to act on the part of the Specified Employee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Specified Employee not in good faith and without reasonable belief that the Specified Employee’s action or omission was in the best interest of the Buyer, the Company or any Subsidiary, as applicable.

“Claim” has the meaning set forth in Section 8.7(a).

“Claim Response” has the meaning set forth in Section 8.7(a).

“Claims Notice” has the meaning set forth in Section 8.7(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Debt” means, without duplication, the following with respect to the Company and the Subsidiaries (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (excluding, for the avoidance of doubt, accounts payable incurred in the ordinary course of business), (ii) any indebtedness evidenced by any note, bond, debenture or debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which the Company or any Subsidiary is liable, contingently or otherwise, as obligor or otherwise, and all conditional sale or other title retention agreements, (iv) any obligations under leases which are, or in accordance with generally accepted accounting principles should be, capitalized, (v) any indebtedness secured by a Lien on the Company’s or any Subsidiary’s assets, (vi) any liabilities or obligations under any currency or interest swap or hedge device, (vii) any letters of credit to the extent drawn upon, (viii) all obligations in respect of interest, fees, penalties, premiums or other charges in respect of the foregoing, (ix) all indebtedness referred to in the foregoing clauses (i) through (viii) of another Person that have been guaranteed by the Company or any Subsidiary, (x) all amounts owed pursuant to the Advisory Agreement, (xi) (A) any amounts accrued on the Interim Financial Statements relating to Greenline’s Nevada facility and (B) an amount equal to $971,000 related to the termination of Greenline’s Atlanta facility, and (xii) all related party payables (including payables to any Affiliate of the Company or any Subsidiary or to any Riverside Related Party) other than related party payables incurred in the ordinary course of business as set forth on Schedule 1.1.  A listing of all Company Debt as of the date hereof is attached hereto as Schedule 1.1.

“Company Debt Documents” means the Senior Credit Agreement and the Subordinated Note and Warrant Purchase Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary.

“Company’s Knowledge” means the actual knowledge of the individuals set forth on Schedule 1.2 after reasonable inquiry.

“Company’s Option Plan” means that certain 2006 Equity and Performance Incentive Plan as amended on August 15, 2007.

“Company Stockholders Agreement” has the meaning set forth in Section 3.4.

“Confidential Information and Trade Secrets” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, Trade Secrets, and other confidential, technical or business information and data.

“Consent” means any consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Contracts” means all legally-binding, oral or written contracts, leases, licenses and other agreements (including any amendments and other modifications thereto) to which the Company or a Subsidiary is a party that are in effect on the date hereof.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; Software; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

“Deductible” has the meaning set forth in Section 8.6(a).

“Dispute Notice” has the meaning set forth in Section 8.7(b)(i).

“Dispute Period” has the meaning set forth in Section 8.7(b)(i).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Earn-Out Bonus Agreements” means, collectively, the letter agreements dated as of the Closing Date by and between the Company and the individuals set forth on Schedule 1.3 entitling such individuals to a bonus if the maximum Earn-Out Payment is earned under Section 2.4.

“Earn-Out Payment” has the meaning set forth in Section 2.4(a).

“Earn-Out Period” has the meaning set forth in Section 2.4(a).

“Earn-Out Statement” has the meaning set forth in Section 2.4(b).

“Earn-Out Target” has the meaning set forth in Section 2.4(a).

“Employee Plans” has the meaning set forth in Section 4.11(a).

“Enterprise Value” means Sixty-Three Million Dollars ($63,000,000).

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (ii) in connection with any Release of any Hazardous Substances; (iii) from any abatement, removal, remedial, corrective or other response action in connection with Hazardous Substances or Environmental Law; or (iv) from any actual or alleged damage, injury, threat, or harm to human health or safety with respect to exposure to Hazardous Substances or to natural resources, wildlife or the environment.

“Environmental Law” means any Laws or common law pertaining to (i) protection of human health or safety with respect to exposure to Hazardous Substances or protection of natural resources, wildlife or the environment, or (ii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any petroleum products or Hazardous Substances (as hereinafter defined) and all amendments, modifications and additions thereto, in each case as amended to date including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, codified at 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, codified at 42 U.S.C. 6901 et seq., as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendment of 1984 (“RCRA”), the Toxic Substances Control Act of 1976, codified at 15 U.S.C. 2601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, codified at 33 U.S.C. 1251 et seq., the Clean Air Act of 1966, codified at 42 U.S.C. 741 et seq., the Hazardous Materials Transportation Act, codified at 49, U.S.C. 651 et seq., the Oil Pollution Act of 1990, codified at 33 U.S.C. 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, codified at 42 U.S.C. 11001, et seq., the National Environmental Policy Act of 1969, codified at 42 U.S.C. 4321, et seq., the Occupational Safety and Health Act of 1970 (with respect to the exposure of Hazardous Substances), and the Safe Drinking Water Act of 1974, codified at 42 U.S.C. 300(f), et seq. or any similar state statute, any implementing regulations or any successor law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means KeyBank N.A.

“Escrow Agreement” means an agreement by and among the Seller Representative, the Escrow Agent and Buyer, substantially in the form of Exhibit C attached hereto.

“Escrow Funds” means an amount equal to Four Million Seven Hundred Twenty-Five Thousand Dollars ($4,725,000).

“Escrow Termination Date” has the meaning set forth in Section 8.7(d).

“Estimated Cash” means the Company’s estimate of the Cash and Cash Equivalents as of the close of business on the day immediately preceding the Closing Date.

“Final Base Purchase Price” has the meaning set forth in Section 2.3(a).

“Final Cash” has the meaning set forth in Section 2.3(b).

“Final Working Capital” has the meaning set forth in Section 2.3(b).

“Fully Diluted Shares” means the aggregate number of shares of Common Stock outstanding at the Closing assuming the exercise of all Warrants.

“Fundamental Representations” shall mean the warranties and representations set forth in Sections 4.1(a) and 4.1(c) (Organization; Authority); Section 4.2 (Capitalization); Section 4.3 (Subsidiaries); Section 4.4(a) (No Conflict with Organizational Documents); Section 4.7(a) (Title to Properties); the second sentence of Section 4.8 (Title to Owned Real Property); the first sentence of Section 4.14(b) (Title to Intellectual Property); Section 4.26 (No Brokers); Section 5.1 (Authority, Validity and Effect); Section 5.2 (Title to Shares); Section 5.3(a) (No Conflict with Organizational Documents); Section 6.1 (Investment Intent), the first sentence of Section 6.2 (Organization); Section 6.3 (Authority, Validity and Effect); Section 6.4(a) (No Conflict with Organizational Documents), Section 6.5 (Independent Investigation; No-Reliance) and Section 6.7 (No Brokers).

“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the preparation of the Audited Financial Statements.

“General Cap” has the meaning set forth in Section 8.6(b).

“General Enforceability Exceptions” has the meaning set forth in Section 4.8.

“Governmental Authority” means any government or political subdivision, whether federal, state, local, municipal or foreign, or any agency or commission entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority, or any federal, state, local or foreign court or tribunal or any arbitrator or arbitral body.

“Greenline” means GreenLine Foods, Inc., an Ohio corporation.

“Greenline Logistics” means GreenLine Logistics, Inc., an Ohio corporation.

“Greenline Logistics Shares” has the meaning set forth in Section 4.3(c).

“Greenline SC” means GreenLine South Carolina Properties, LLC, an Ohio limited liability company.

“Greenline SC Units” has the meaning set forth in Section 4.3(d).

“Greenline Shares” has the meaning set forth in Section 4.3(b).

“Gross Proceeds” has the meaning set forth in Section 2.2(a).

“Hazardous Substances” means and includes any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, material, pollutant or contaminant which is regulated by an Environmental Law, including, without limitation, asbestos, PCB’s, radon and urea formaldehyde foam and petroleum and petroleum products.

“Holdback Amount” means an amount equal to Four Hundred Thousand Dollars ($400,000).

“Indemnifying Party” has the meaning set forth in Section 8.7(c).

“Indemnitees” means the Buyer Indemnitees and/or Seller Indemnitees, as the context requires.

“Initial Base Purchase Price” has the meaning set forth in Section 2.2(a).

“Intellectual Property” means Copyrights, Domain Names, Patent Rights, Trademarks, Software, and Confidential Information and Trade Secrets, including the right to sue for past, present and future infringement, misappropriation or other violation thereof.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“IRS” has the meaning set forth in Section 4.11(b).

“Law” means any law, statute, constitution, code, ordinance, regulation, policy, rule or other binding action or requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8.

“Liens” means any mortgage, lien, security interest, option, pledge, title defect, title retention agreement, restriction, easement, charge or other similar encumbrance including, with respect to the Shares, any warrant, call, proxy, voting trust agreement or restriction on the right to vote, transfer or otherwise dispose of the Shares (other than restrictions on transfer imposed by federal or state securities laws).

“Losses” has the meaning set forth in Section 8.2.

“Mass Software” means mass-marketed non-customized (except for as to settings, configuration, and setup features) Software licensed to the Company or any Subsidiary with an annual license fee of less than $50,000.

“Material Adverse Effect” means, with respect to the Company or Buyer, as applicable, any change, occurrence, event, condition, fact or development which, individually or in the aggregate, materially and adversely affects or is reasonably expected to materially and adversely affect, the ability of the Company or Buyer, as applicable, to consummate the transactions contemplated by this Agreement, or which has a material adverse effect or is reasonably expected to have a material adverse effect, on the business, results of operations or financial condition of, (x) in the case of the Company, the Company and the Subsidiaries, taken as a whole, and (y) in the case of Buyer, Buyer; but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect:  any change, occurrence, event, condition, fact or development (a) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations which does not disproportionately affect the Company or any Subsidiary relative to other market participants, (b) affecting companies in the agriculture industry generally which does not disproportionately affect the Company or any Subsidiary relative to other industry participants, (c) resulting from the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby, (d) resulting from any changes in applicable Laws or accounting rules after the Closing Date, (e) resulting from any actions required under this Agreement, including with respect to obtaining any Consent required under this Agreement, (e) resulting from acts of terrorism or war (whether or not declared), or (f) arising out of any action taken or omitted to be taken at the express request or with the express written consent of the other party.

“Material Contracts” has the meaning set forth in Section 4.12.

“Net Revenues” of the Company and the Subsidiaries for any applicable period means the ordinary course net sales of the Company and the Subsidiaries during such period, determined in accordance with GAAP and in the manner set forth in and with respect to the SKU numbers listed on Schedule 1 (and substantially similar product types) of the 2012 projected budget of the Company attached hereto as Exhibit D (the “2012 Budget”) excluding any Logistics revenue; provided that if there is any inconsistency between GAAP and the 2012 Budget, the 2012 Budget shall control.  In the event the Company and the Subsidiaries are merged into the Buyer on or following the Closing Date, for purposes of this definition, in lieu of references to the “ordinary course net sales of the Company and the Subsidiaries” during any period after which such merger has occurred, the parties shall refer to the ordinary course net sales of Buyer attributable to the SKU numbers listed on Schedule 1 of the 2012 Budget or substantially similar products.  The parties acknowledge and agree that both the Buyer, on the one hand, and the Company and its Subsidiaries, on the other hand, sell snow peas and snap peas as of the Closing Date;  accordingly, “Net Revenues” shall include (a) all net sales of snow peas and snap peas in the food service channel (which excludes the club channel) by the Company, the Subsidiaries or the Buyer, and (b) an amount equal to $228,000 (which represents the amount budgeted by the Company and the Subsidiaries) shall be fixed for sales of snow peas and snap peas in the retail and club channels and such amount shall not be adjusted upward or downward to reflect the actual net sales of the Company, the Subsidiaries or the Buyer for sales of snow peas and snap peas in the retail and club channels.  For the avoidance of doubt, no sales by Buyer of products substantially similar to the SKU numbers referenced herein during the period prior to the Closing Date shall be included in Net Revenues.

“Notice” has the meaning set forth in Section 8.7(b)(i).

“Notice of Objection” has the meaning set forth in Section 2.4(c).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 4.8.

“Patent Rights” means all inventions, discoveries, improvements, and designs and any related patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Payoff Letters” has the meaning set forth in Section 3.2(c).

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens identified on Schedule 1.1 arising under or related to the Company Debt which will not be satisfied in full at Closing, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, (c) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, and (d) with respect to the Real Property (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, and  (iii) zoning, building and other similar restrictions imposed by a Governmental Authority having jurisdiction over the Real Property; provided, however, that none of the foregoing described in this clause (d) will individually or in the aggregate prevent or materially impair the marketability of the property or the continued use and operation of the property to which they relate in the business of the Company or any Subsidiary as presently conducted.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Pre-Closing Environmental Noncompliance Fines and Penalties” means any monetary fines and penalties (including judgments or awards of fines and penalties) issued by, or settlements of fines and penalties entered into with, any Governmental Authority for noncompliance with Environmental Laws and paid by the Buyer, the Company or any Subsidiary, but only to the extent such noncompliance is identified on Exhibit E and only to the extent such fines and penalties cover the time period that occurred prior to the Closing.

“Pre-Closing Tax Periods” has the meaning set forth in Section 9.1(a).

“Proprietary Information” has the meaning set forth in Section 7.5.

“RCAF QC” has the meaning set forth in the preamble.

“Real Property” means all the Company’s and the Subsidiaries’ real (immovable) property and interest in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings and other improvements thereon and other real (immovable) property interests currently used in the business or operations of the Company and the Subsidiaries including Owned Real Property and Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 4.8.

“Recovered Amounts” has the meaning set forth in Section 7.6(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Substance into soil, surface water, groundwater or outdoor or indoor air.

“Release Agreements” has the meaning set forth in Section 3.2(n).

“Response Action” means an environmental investigation, assessment, monitoring, cleanup, containment, restoration, removal, remediation or other corrective or response action involving the Real Property.

“Response Period” has the meaning set forth in Section 8.7(a).

“Responsible Party” has the meaning set forth in Section 8.7(c).

“Restricted Employees” has the meaning set forth in Section 7.4.

“Riverside” has the meaning set forth in the preamble.

“Riverside Related Party” means any portfolio company of Riverside or any of their affiliated investment funds or any portfolio company of any such affiliated investment fund.

“Sale Bonus Agreements” means those Release Agreements dated as of the date hereof, with the individuals identified on Schedule 1.4 providing for sale bonus payments in the amounts set forth on Schedule 1.4.

“Satisfied Company Debt” means the Company Debt identified on Schedule 1.1 that is to be satisfied in full at or prior to the Closing in accordance with the Payoff Letters.

“Scheduled Customers” has the meaning set forth in Section 4.24.

“Scheduled Growers” has the meaning set forth in Section 4.24.

“Scheduled Suppliers” has the meaning set forth in Section 4.24.

“Schedules” means the disclosure schedules delivered by or on behalf of the Sellers prior to or concurrently with the execution and delivery of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 8.2.

“Seller Representative” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Selling Expenses” means all (i) the fees, costs and expenses (including investment bankers’ or financial advisors’, attorneys’ and accountants’ fees, costs and expenses) incurred by the Sellers and/or the Company or the Subsidiaries in connection with this Agreement or the completion of the transaction contemplated by this Agreement, (ii) change of control bonuses (including, without limitation, liabilities excluded from Final Working Capital under Section 1(d) of Schedule 2.3(a)) and amounts payable under the Sale Bonus Agreements, (iii) payments or liabilities incurred in connection with the cancellation of options issued under the Company’s Option Plan on or prior to the date hereof and (iv) any severance payments triggered prior to the Closing (including, without limitation, payments approved by the Company or any Subsidiary prior to the Closing which are payable upon the Closing) payable to those resigning individuals identified on Schedule 3.2(h).

“Senior Credit Agreement” means the Credit and Security Agreement, dated as of September 21, 2006 (as has been and may further be amended, supplemented, restated or otherwise modified from time-to-time), by and among KeyBank National Association, those Lending Institutions Set Forth on Schedule 1 attached thereto and the Subsidiaries.

“Settlement Amounts” has the meaning set forth in Section 2.2(c).

“Share Amount” means an amount equal to the quotient of (a) the sum of (i) the Initial Base Purchase Price and (ii) the aggregate exercise prices for all of the then outstanding Warrants, divided by (b) the Fully Diluted Shares.

“Shares” has the meaning set forth in the recitals.

“Software” means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, firmware, algorithms, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Specified Employee” has the meaning set forth in Section 2.4(d).

“Stockholders” has the meaning set forth in the preamble.

“Subordinated Note and Warrant Purchase Agreement” mean the Subordinated Note and Warrant Purchase Agreement, dated as of September 21, 2006 (as has been and may further be amended, supplemented, restated or otherwise modified from time-to-time), by and among the Company, Greenline (as successor in interest to Greenline Acquisition Co., a Delaware corporation), Corporate Mezzanine III, L.P., Corporate Mezzanine IV, L.P., Trafalgar Business Solutions Limited and Western Springs Enterprises, L.P.

“Subsidiaries” means, collectively, Greenline, Greenline Logistics and Greenline SC, and each individually is a “Subsidiary”.

“Subsidiary Interests” means, collectively, the Greenline Shares, the Greenline Logistics Shares and the Greenline SC Units.

“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Matter” means (a) any inquiries, assessments, proceedings or similar events with respect to Taxes of the Company or the Subsidiaries for which the Sellers may be required to reimburse or indemnify any Buyer Indemnitee pursuant to this Agreement or (b) any voluntary contact with any Taxing Authority (other than in connection with a Voluntary Disclosure) relating to Taxes of the Company or the Subsidiaries for any Pre-Closing Tax Period.

“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.

“Trademarks” means registered or unregistered trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, trade dress, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 9.4.

“Voluntary Disclosure” has the meaning set forth in Section 8.3(a).

“Warrantholders” has the meaning set forth in the preamble.

“Warrants” has the meaning set forth in the recitals.

ARTICLE II
SALE AND PURCHASE

2.1           Sale and Purchase of Shares.  At the Closing (a) the Stockholders shall sell, assign and transfer to Buyer all of the Shares, free and clear of all Liens, (b) the Warrantholders shall surrender the Warrants for cancellation, free and clear of all Liens, and (c) Buyer shall pay and deliver, or cause to be paid and delivered, the Initial Base Purchase Price to, or for the benefit of, the Stockholders and the Warrantholders (as the same may be adjusted pursuant to Section 2.3) and take the other actions described in this Article II.

2.2           Purchase Price.

(a)           Initial Base Purchase Price.  Subject to the adjustments set forth in Section 2.3, in full consideration for the transfer of the Shares and the surrender of Warrants, Buyer shall pay or cause to be paid to, or for the benefit of, the Stockholders and the Warrantholders at the Closing an aggregate amount equal to the Enterprise Value (i) plus the Estimated Cash (such sum, the “Gross Proceeds”) (ii) minus:

(A)           the aggregate amount of Company Debt outstanding immediately prior to the Closing as reflected on Schedule 1.1;

(B)           the unpaid portion of the Selling Expenses;

(C)           the Voluntary Disclosure amount as specified in Schedule 8.3(a) which represents the only liability of the Sellers in connection with the Voluntary Disclosures;

(D)           the Escrow Funds; and

(E)           the Holdback Amount

(such amount, the “Initial Base Purchase Price”).

(b)           Shares and Warrants.  At the Closing, the Initial Base Purchase Price will be distributed to, or for the benefit of, the Stockholders and the Warrantholders as follows:

(i)           Each Stockholder will be entitled to receive an amount equal to the product of (A) the Share Amount and (B) the number of Shares owned by such Stockholder, payable in cash by bank wire transfer of immediately available funds to an account or accounts designated by such Stockholder at the Closing.

(ii)           Each Warrantholder will be entitled to receive, upon the surrender of its then outstanding Warrants, an amount equal to the product of (A) the Share Amount and (B) the number of shares of Common Stock underlying such Warrants then held by such Warrantholder, minus the sum of all the exercise prices for all such Warrants held by such Warrantholder, payable in cash by bank wire transfer of immediately available funds to an account designated by such Warrantholder at the Closing.

(c)           Other Settlements.  At the Closing, Buyer shall (i) on behalf of the Company and the Subsidiaries, cause the Satisfied Company Debt to be repaid in full to the party or parties entitled thereto pursuant to instructions delivered by the Seller Representative to Buyer prior to the Closing and in accordance with the Payoff Letters, (ii) on behalf of the Stockholders, the Company or the Subsidiaries, pay the Selling Expenses to the Persons entitled thereto pursuant to the instructions designated by such Persons prior to the Closing or for the amounts due under the Sale Bonus Agreements that are payable after the Closing Date, as and when due, (iii) pay the Holdback Amount into an escrow account to be held by the Escrow Agent, and (iv) pay the Escrow Funds into an escrow account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement (collectively, the “Settlement Amounts”).  Notwithstanding the foregoing, Buyer shall promptly remit to the Seller Representative, on behalf of the Sellers, any amounts not paid pursuant to the Sale Bonus Agreements.

2.3           Purchase Price Adjustment.

(a)           Final Base Purchase Price.  The “Final Base Purchase Price” means (i) the Initial Base Purchase Price, plus (ii) the amount, if any by which the Final Cash exceeds the Estimated Cash, plus (iii) the amount, if any, by which the Final Working Capital exceeds One Million Six Hundred Forty-Two Thousand Eight Hundred Nine Dollars ($1,642,809), less (iv) the amount, if any, by which the Final Cash is less than the Estimated Cash, less (v) the amount, if any, by which Final Working Capital is less than Four Hundred Forty-Two Thousand Eight Hundred Nine Dollars ($442,809).  For the avoidance of doubt, if the Final Working Capital is equal to or greater than Four Hundred Forty-Two Thousand Eight Hundred Nine Dollars ($442,809) but less than One Million Six Hundred Forty-Two Thousand Eight Hundred Nine Dollars ($1,642,809), there shall be no adjustment to the Initial Base Purchase Price as a result of the Final Working Capital.

(b)           Closing Statement.  Within forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller Representative a statement (the “Closing Statement”), setting forth (i) the average amount, calculated on a monthly basis, of Net Working Capital for the twelve (12) fiscal month period ending as of the close of business on the day of the last fiscal month preceding the Closing Date (the “Final Working Capital”), prepared in accordance with the principles set forth on Schedule 2.3(a); and (ii) the Cash and Cash Equivalents as of the close of business on the day immediately preceding the Closing Date (the “Final Cash”), in each case, prepared in accordance with GAAP.

(c)           Dispute.  Within sixty (60) days following receipt by the Seller Representative of the Closing Statement, the Seller Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement.  If the Seller Representative does not notify Buyer of a dispute with respect to the Closing Statement within such sixty (60)-day period, such Closing Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute.  If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after the Seller Representative advises Buyer of its objections, then Buyer and the Seller Representative jointly shall engage PricewaterhouseCoopers LLP (the “Arbitration Firm”) to resolve such disputed items.  As promptly as practicable thereafter, Buyer and the Seller Representative shall each prepare and submit a presentation to the Arbitration Firm.  The scope of the Arbitration Firm’s engagement shall be limited to the resolution of the disputed items described in the Seller Representative’s notice of dispute that are not resolved between the Seller Representative and Buyer and the recalculation, if any, of the Final Working Capital and the Final Cash in light of such resolution.  The Arbitration Firm shall not attribute a value to any disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party.  The Buyer and the Seller Representative shall each be responsible for one-half (1/2) of the fees and expenses of the Arbitration Firm.  All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

(d)           Access.  For purposes of complying with the terms set forth in this Section 2.3, Buyer and the Company, on the one hand, and the Seller Representative, on the other hand, shall, and the Company shall cause the Subsidiaries to, cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder.

(e)           Final Determination.  Within two (2) Business Days after the date on which the Final Working Capital and Final Cash are finally determined pursuant to Section 2.3(c), the Seller Representative and Buyer shall jointly determine the Final Base Purchase Price.

(i)           If the Final Base Purchase Price is less than the Initial Base Purchase Price that was paid on the Closing Date, then the Seller Representative shall pay (on behalf of the Sellers) an amount of cash equal to such shortfall to Buyer, by bank wire transfer of immediately available funds to an account designated in writing by Buyer to the Seller Representative, within five (5) Business Days from the date on which Final Working Capital and Final Cash are finally determined pursuant to Section 2.3(c).

(ii)           If the Final Base Purchase Price is greater than the Initial Base Purchase Price that was paid on the Closing Date, then Buyer shall pay, or cause to be paid, to the Sellers in the proportions set forth on Schedule 2.3(e), an amount in cash equal to such excess. With respect to the Stockholders and the Warrantholders, such amounts shall be paid by Buyer within five (5) Business Days from the date on which the Final Working Capital and Final Cash are finally determined pursuant to Section 2.3(c) by bank wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative and the Warrantholders to Buyer.

(iii)           If the Final Base Purchase Price is equal to the Initial Base Purchase Price that was paid on the Closing Date, there will be no adjustment to the Initial Base Purchase Price pursuant to this Section 2.3(e).

2.4           Contingent Purchase Price.

(a)           Earn-Out Payment.  In addition to the Final Base Purchase Price, if the Net Revenues of the Company and the Subsidiaries equal or exceed Ninety-Seven Million One Hundred Thousand Dollars ($97,100,000) (the “Earn-Out Target”) for the fiscal period beginning December 26, 2011 and ending December 30, 2012 (the “Earn-Out Period”), then, subject to the provisions of this Section 2.4, the Sellers shall be entitled to an additional payment in the amount of Four Million Dollars ($4,000,000) (the “Base Earn-Out Payment”).  In addition, for each dollar of Net Revenues of the Company and the Subsidiaries during the Earn-Out Period in excess of the Earn-Out Target, the Sellers shall receive an additional dollar of consideration (such additional consideration not to exceed Three Million Dollars ($3,000,000)) (such additional consideration actually received by the Sellers, the “Additional Earn-Out Payment” and, together with the Base Earn-Out Payment, the “Earn-Out Payment”).  If any portion of the Earn-Out Statement (as finally determined pursuant to Section 2.4(c))  reflects that the Net Revenues of the Company and the Subsidiaries for the Earn-Out Period are less than the Earn-Out Target, there shall be no additional payments to Sellers under this Section 2.4.  If the maximum Earn-Out Payment in an amount equal to Seven Million Dollars ($7,000,000) is paid pursuant to this Section 2.4, the Company shall pay a portion of such Earn-Out Payment not to exceed $175,000 in the aggregate to certain employees of the Company and the Subsidiaries pursuant to the terms of the Earn-Out Bonus Agreements and the remainder of the Earn-Out Payment to the Sellers.

(b)           Earn-Out Statement.  On or before January 30, 2013, the Buyer shall prepare and deliver to the Seller Representative a statement setting forth the determination of the Net Revenues of the Company and the Subsidiaries for the Earn-Out Period (the “Earn-Out Statement”). Additionally, Buyer shall deliver or cause to be delivered to the Seller Representative a statement of the Net Revenues of the Company and the Subsidiaries within forty-five (45) days after the end of each of the fiscal period beginning March 26, 2012 and ending June 24, 2012 and the fiscal period beginning June 25, 2012 and ending September 30, 2012; provided, however, that such quarterly statements shall not be binding in any manner with respect to the calculations of Net Revenues for purposes of the Earn-Out Statement.  Buyer shall deliver and furnish the Seller Representative any other supporting or underlying documentation pertinent to the calculation of Net Revenues and the preparation of the Earn-Out Statement as may be reasonably requested by the Seller Representative.  If the Earn-Out Statement reflects Net Revenues of the Company and the Subsidiaries in excess of the Earn-Out Target, Buyer shall pay, or cause to be paid, to the Sellers in the proportions set forth in Schedule 2.3(e), the amount of the Earn-Out Payment actually earned hereunder.  The Earn-Out Payment (less amounts paid pursuant to the Earn-Out Bonus Agreements) shall be paid by Buyer, on or before February 28, 2013, to the Sellers in the proportions set forth on Schedule 2.3(e) by bank wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative and the Warrantholders to Buyer.

(c)           Dispute.  If the Seller Representative disputes the calculation of Net Revenues of the Company and the Subsidiaries contained in the Earn-Out Statement, Buyer shall cooperate with and make available to the Seller Representative all records, work papers and calculations of Buyer relating to the Earn-Out Statement and the calculation of Net Revenues therein.  The Seller Representative shall have thirty (30) days after delivery of the Earn-Out Statement in which to notify Buyer in writing of any discrepancy in, or disagreement with, the calculation of the Net Revenues as reflected on the Earn-Out Statement (a “Notice of Objection”).  If the Seller Representative does not submit a Notice of Objection during such thirty (30) day period, then the Earn-Out Statement shall be deemed to be accepted in the form presented to the Seller Representative and shall be final, conclusive and binding upon the parties.  If the Seller submits a Notice of Objection during such thirty (30) day period and Buyer agrees with the adjustment requested by the Seller Representative therein, then an appropriate adjustment shall be made.  If Buyer does not agree with the Notice of Objection, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute.  If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within twenty (20) days after receipt of the Notice of Objection, then the disputed items or amounts shall be submitted for review and final determination by the Arbitration Firm.  As promptly as practicable, Buyer and the Seller Representative shall each prepare and submit a presentation to the Arbitration Firm.  The scope of the Arbitration Firm’s engagement shall be limited to the resolution of the disputed items regarding the Net Revenue calculation described in the Notice of Objection.  The determination of the Arbitration Firm shall be made as promptly as practicable and shall be binding and conclusive on the parties hereto for purposes hereof.  The fees, costs and expenses of the Arbitration Firm shall be borne by the non-prevailing party.

(d)           Post-Closing Operations.  Buyer shall not, and shall cause the Company and the Subsidiaries to not, prior to January 1, 2013, take any artificial steps to reduce Net Revenues of the Company and the Subsidiaries for the Earn-Out Period, both individually and in the aggregate.  Without limiting the foregoing, during the Earn-Out Period, Buyer shall cause the Company and the Subsidiaries to maintain the collection and payment of receivables and payables consistent with past practice and to continue ordinary course shipping practices and shall cause Greenline to use its commercially reasonable efforts to continue the employment of the employee set forth on Schedule 2.4(d) (the “Specified Employee”) during the Earn-Out Period; provided, that nothing in this Section 2.4(d) shall be deemed to (i) interfere in any way with the right of Greenline to terminate the Specified Employee’s employment at any time for Cause or (ii) require the Company and the Subsidiaries to sell goods or services at discounted prices that are not consistent with the Company’s and the Subsidiaries’ ordinary course business practices as of immediately prior to the Closing Date.  Without limiting the generality of the foregoing, Buyer shall not shift revenue to Buyer and away from what otherwise would have been revenue of the Company and the Subsidiaries for purposes of determining the Net Revenues of the Company and the Subsidiaries by bundling sales of the product of the Company and the Subsidiaries with products of the Buyer such that Sellers do not receive credit in the Net Revenues for the portion of the price allocated to the products of the Company or any Subsidiary or such allocated price is discounted in a manner not consistent with past practices.  Sellers acknowledge and agree that Buyer intends to merge the Company and the Subsidiaries into Buyer at or following the Closing Date and such actions shall not be deemed to be a violation of this Section 2.4(d).  Subsequent to such merger, the Buyer’s obligations under this Section 2.4(d) with respect to the operations of the Company and the Subsidiaries shall continue with respect to such operations as conducted within the Buyer.

ARTICLE III
CLOSING AND DELIVERIES

3.1           Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take upon the mutual exchange via facsimile or other electronic transmission of executed copies of this Agreement on the date hereof (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  The effective time of the Closing will be on 12:01 a.m. Eastern Time on the Closing Date.

3.2           Deliveries by the Company.  At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following items:

(a)           The stock certificates representing the Shares, with duly executed stock powers attached in proper form for transfer to Buyer;

(b)           Evidence of each Warrantholder’s surrender of such Warrantholder’s Warrants in exchange for the payment contemplated by Section 2.2(b)(ii);

(c)           Payoff letters and Lien discharge documents with respect to the Senior Credit Agreement, the Subordinated Note and Warrant Purchase Agreement and the PIK Promissory Notes issued to certain Stockholders, and any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of all such obligations as of the Closing and the release of all Liens securing the such obligations (the “Payoff Letters”);

(d)           The certificate of incorporation, articles of organization or comparable document of the Company and each Subsidiary certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of the jurisdiction of incorporation or organization for such entity;

(e)           A certificate of the Secretary of State (or comparable Governmental Authority) of the jurisdiction of incorporation or organization for the Company and each Subsidiary as to the good standing as of the most recent practicable date of the Company and each Subsidiary in its jurisdiction of incorporation or organization;

(f)           A certificate of the Secretary of the Company and each Subsidiary, given by him or her on behalf of the Company or Subsidiary, as applicable,  and not in his or her individual capacity, certifying as to the bylaws and/or operating agreement of the Company or Subsidiary, as applicable;

(g)           A certificate from the Secretary of the Company setting forth the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all agreements to be executed, delivered and performed by the Company in connection herewith;

(h)           Written resignations of the directors and certain officers of the Company and the Subsidiaries set forth on Schedule 3.2(h);

(i)           Original corporate record books and stock record books of the Company and the Subsidiaries to the extent not in the possession of the Company or the Subsidiaries as of the Closing;

(j)           Resignations of the signatories of the bank and other depository accounts and safe deposit boxes of the Company or any Subsidiary from any Persons who are not also employees of the Company or any Subsidiary, except as the Buyer shall direct to the contrary in writing;

(k)           Evidence of the termination of the Advisory Agreement and the Fee Letter Guaranty referenced on Schedule 4.25;

(l)           An affidavit issued to Buyer by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5)-year period ending on the Closing Date in form and substance reasonably satisfactory to Buyer;

(m)          A counterpart to the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;

(n)           A release agreement, in a form to be mutually agreed upon by the Sellers and the Buyer (the “Release Agreements”), duly executed by each of the Sellers;

(o)           Such title insurance affidavits and certificates from Sellers as may be required by the title insurance company retained and paid for by Buyer to allow such title company to deliver to Buyer an owner’s policy of title insurance dated as of the Closing Date on a current form, and in an amount acceptable to Buyer, which policy shall insure the validity of the Company’s (or Subsidiary’s) interest in each parcel of Owned Real Property set forth in Schedule 4.8, deleting all standard exceptions and all Liens, other than Permitted Liens, and including endorsements for gap, survey, access, location, zoning and other matters deemed necessary or advisable by Buyer;

(p)           Evidence, in a form reasonably acceptable to Buyer, of (i) the cancellation in connection with the transactions contemplated hereby of all outstanding options to purchase shares of Common Stock, issued pursuant to the Company’s Option Plan and termination of the Company’s Option Plan and (ii) the consideration (if any) received or to be received by the holders of such options in connection with such cancellation; and

(q)           The Consents set forth on Schedule 3.2(q).

3.3           Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Representative the following items:

(a)           The Initial Base Purchase Price and the Settlement Amounts, in each case, paid in accordance with Section 2.2 to the Person or Persons entitled thereto;

(b)           The certificate of incorporation of Buyer certified as of a recent date by the Secretary of State of Delaware;

(c)           A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Buyer in such jurisdiction;

(d)           A certificate of the Secretary of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, (i) certifying as to the bylaws of Buyer, and (ii) setting forth the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and all agreements to be executed, delivered and performed by Buyer in connection herewith; and

(e)           A counterpart to the Escrow Agreement, duly executed by Buyer.

3.4           Termination of Company Stockholders Agreement.  Effective as of the Closing, the Sellers hereby agree with the Company that the Stockholders Agreement, dated as of September 21, 2006, by and among the Company, Riverside and the other parties thereto (the “Company Stockholders Agreement”), shall terminate without further action of the parties thereto in accordance with Section 6.13 thereof.

3.5           Termination of Warrants.  Effective as of the Closing, the Warrantholders hereby waive any notice requirements in connection with the Warrants and agree with the Company that the Warrants shall be cancelled and, except for rights arising pursuant to this Agreement or any agreement entered into in connection with this Agreement, the Warrantholders shall have no further rights with respect thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the applicable Schedules, the Company represents and warrants to Buyer as follows:

4.1           Organization; Standing; Authority.

(a)           The Company and each Subsidiary is an entity, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(b)           The Company and each Subsidiary is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Schedule 4.1 contains a true, complete and correct list of all jurisdictions in which the Company or any Subsidiary is duly qualified to do business.

(c)           The Company and each Subsidiary has all requisite power and authority to own, lease and operate the properties and assets now owned, leased or operated by it and to carry on all business activities as presently conducted.  The Company has the corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company.  This Agreement and each other agreement and document to be executed by the Company hereunder has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.

4.2           Capitalization.  The authorized capital stock of the Company consists solely of 300,000 shares of Common Stock, of which 34,652.21850 shares are issued and outstanding as of the date of this Agreement, and each issued and outstanding share of Common Stock is duly authorized, validly issued, fully paid and nonassessable.  The Shares represent all of the shares of Common Stock outstanding.  None of the Shares were issued in violation of the certificate of incorporation or bylaws of the Company or in violation of any applicable Contract or in violation of the preemptive or subscription rights of any Person.  Other than the Warrants and the Company Debt Documents and the Company Stockholders Agreement, there are no: (a) outstanding or authorized securities convertible or exchangeable into shares of capital stock of the Company; (b) options, warrants, calls, puts, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, redeem, purchase or sell any shares of its capital stock or other securities of the Company; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, dividend rights, transfer or other disposition of its shares of capital stock or other securities of the Company other than the Company Stockholders Agreement or otherwise granting any Person any right in respect of the Shares or the Warrants.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  There are no options to acquire Common Stock of the Company outstanding pursuant to the Company’s Option Plan and the Sellers will not cause the Company to issue any options in connection with the closing of the transactions contemplated by this Agreement.

4.3           Subsidiaries.

(a)           The Subsidiaries are the only subsidiaries of the Company.  Neither the Company nor any Subsidiary, directly or indirectly, owns or controls any Person (other than the Subsidiary Interests), nor is the Company or any Subsidiary obligated to contribute capital, loan money or otherwise provide funds or make any investment in any other Person.

(b)           The authorized capital stock of Greenline consists solely of 1,000 shares of common stock.  Greenline has 100 shares issued and outstanding, all of which are owned by the Company and have been duly authorized and validly issued, and which are fully paid and nonassessable (the “Greenline Shares”).

(c)           The authorized capital stock of Greenline Logistics consists solely of 850 shares of common stock.  Greenline Logistics has 100 shares issued and outstanding, all of which are owned by Greenline and have been duly authorized and validly issued, and which are fully paid and nonassessable (the “Greenline Logistics Shares”).

(d)           Greenline SC has 100 units issued and outstanding, all of which are owned by Greenline and have been duly authorized and validly issued, and which are fully paid and nonassessable (the “Greenline SC Units”).

(e)           The Company directly or indirectly owns all issued and outstanding Subsidiary Interests free and clear of all Liens other than Permitted Liens.  There are no (i) outstanding or authorized securities convertible or exchangeable into capital stock or other equity interests of any Subsidiary, or (ii) authorized or outstanding options, warrants, calls, subscriptions or other rights, agreements or commitments relating to the Subsidiary Interests or with respect to which any Subsidiary is or may be obligated to issue, transfer, redeem, purchase or sell any equity interests of such Subsidiary.

(f)           No Subsidiary Interest was issued in violation of the organizational documents of any Subsidiary (as applicable), in violation of any applicable Contract or in violation of the preemptive or subscription rights of any Person.  Except for the Company Debt Documents, there are no agreements or understandings to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound with respect to the voting, dividend rights, transfer or other disposition of the Subsidiary Interests or otherwise granting any Person any right in respect of the Subsidiary Interests.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary.

4.4           No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement by the Sellers or the Company, nor the consummation by the Sellers or the Company of the transactions contemplated hereby, nor compliance by the Sellers or the Company with any of the provisions hereof, will conflict with or result in a breach of any provisions of the certificate of incorporation, articles of organization or comparable document or bylaws or other organizational documents of the Company or the Subsidiaries.

(b)           Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement by the Sellers or the Company, nor the consummation by the Sellers or the Company of the transactions contemplated hereby, nor compliance by the Sellers or the Company with any of the provisions hereof, will (i) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, or result in the creation or imposition of a Lien upon the Shares or Warrants or any property or assets of the Company or the Subsidiaries pursuant to, any note, bond, mortgage, indenture, Material Contract, Real Property Lease or Permit to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or their respective properties or assets may be subject, (ii) violate or conflict with any Order or Law applicable to the Company or the Subsidiaries or any of their respective properties or assets, (iii) require any notice to, consent, approval or authorization or registration, declaration or filing with any Governmental Authority, or (iv) contravene, conflict with or result in a violation of, or give any Governmental Authority the right to modify, revoke, suspend, cancel or terminate, any Permit of the Company or any Subsidiary.

(c)           Other than as set forth on Schedule 4.4, no Consent is required to be obtained by the Company or any Subsidiary under any Real Property Lease, Permit, Employee Plan or Material Contract for the consummation by the Sellers or the Company of the transactions contemplated by this Agreement.

4.5           Financial Statements.

(a)           Copies of the following financial statements have been delivered to Buyer or have been made available to Buyer for its review: (i) the audited consolidated balance sheet of the Company as of December 27, 2009, December 26, 2010 and the draft audited consolidated balance sheet of the Company as of December 25, 2011, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years then ended, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of March 25, 2012 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations for the three (3)-month fiscal period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”).

(b)           The Audited Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of the Company and the Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated.  Except as set forth on Schedule 4.5, the Interim Financial Statements have been prepared by management of the Company in accordance with GAAP (except for the absence of footnote disclosure and any customary year end adjustments.  The Company Financial Statements were derived from and are consistent with the books and records of the Company and the Subsidiaries.

(c)           There are no liabilities or obligations relating to the Company or any Subsidiary of the nature required to be disclosed on a balance sheet prepared in accordance with GAAP or the notes thereto, except for (i) liabilities disclosed, reflected or reserved against on the Company Financial Statements, (ii) liabilities incurred in the ordinary course of business between the Balance Sheet Date and the date hereof, and (iii) liabilities relating to performance obligations under Contracts, including Material Contracts, in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a consolidated balance sheet of the Company.  Neither the Company nor any Subsidiary has entered into any transaction involving the use of special purpose entities for any off-balance sheet liability.

4.6           Taxes.  Except as set forth on Schedule 4.6:

(a)           Tax Returns Filed and Tax Payments.  All Tax Returns required to be filed by or on behalf of the Company have been timely filed and, when filed, were true, correct and complete in all material respects.  All Taxes of the Company or any Subsidiary attributable to periods preceding or ending on the Closing Date (whether or not shown on any Tax Return) have either been paid, will be included as a reduction in Final Working Capital, have been incurred in the ordinary course since the date of the Interim Financial Statements or are subject to indemnification under Section 8.3(a)(iii).  Copies of all Tax Returns filed by the Company for each of its three (3) most recent fiscal years have been made available to Buyer.  The Company is currently not the beneficiary of any extension of time within which to file any Tax Return.

(b)           Withholding.  The Company has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of the Company and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           Tax Audits.  No claim has ever been made by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or Taxing Authority.  The Tax Returns of the Company that are under audit or have been audited during the past three (3) years by the IRS or other applicable Taxing Authorities, together with a true, correct and complete list of all powers of attorney granted by the Company with respect to any Tax Matter, are set forth in Schedule 4.6(c).  The Company has not received from the IRS or any other applicable Taxing Authorities any written notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by the Company whether formally or informally.  The Company has delivered to Buyer true, correct and complete copies of all Tax Returns, examination and audit reports, IRS Forms 3115, proposed and final assessments and statements of deficiencies assessed against or agreed to by the Company since January 1, 2008.  There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return or extending the time with respect to a Tax assessment or deficiency.  There is no written claim or an intent expressed in writing to open an audit, request information, or conduct other review concerning any Tax of the Company, including Taxes of those jurisdictions where the Company has not filed Tax Returns claimed or raised by any authority in writing.

(d)           Consolidated Group.  Neither the Company nor the Subsidiaries (i) have been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company or (ii) have any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract.

(e)           No Tax Liens.  The Company is not subject to any Liens for Taxes other than Permitted Liens.

(f)           Tax Positions.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company has not received a Tax opinion with respect to any transaction relating to the Company other than a transaction in the ordinary course of business.  The Company is not and has not been a party to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).  The Company is not party to a lease arrangement involving a defeasance of rent, interest or principal.

(g)           Consents and Rulings.  The Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) or any other Contract with any Taxing Authority, (iv) made any payments, or is a party to a Contract that could obligate it to make payments as a result of the consummation of the transactions contemplated hereby, that will not be deductible because of Section 162(m) or Section 280G of the Code, or (v) been a party to any Tax allocation, Tax sharing or Tax indemnification Contract.

(h)           Real Property Holding Company.  The Company is not a “United States real property holding company” within the meaning of Section 897 of the Code.

(i)           Accounting Methods.  The Company has not agreed to make, nor is it required to make, any adjustment under Section 263A, Section 481 or Section 482 of the Code (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) by reason of a change in accounting method or otherwise.

(j)           Section 355 Transactions.  The Company has not been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

(k)           Foreign Tax Matters.  The Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.  The Company has not participated in an international boycott, as defined in Section 999 of the Code.

(l)           Tax Agreements and Arrangements.  Schedule 4.6(l) identifies all Tax Contracts and all Tax Orders of any government or Governmental Authority to which the Company is subject.  No property of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (ii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

(m)           Prior Section 338(h)(10) Election.  Prior to September 21, 2006, Greenline had been a validly electing S corporation within the meaning of Code §1361 and §1362 at times during its existence.  The election under Code § 338(h)(10) relating to the stock purchase on September 21, 2006 was valid and effective for federal income tax purposes.

(n)           Effect of Transaction.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) use of the cash, modified cash or modified accrual method of accounting, or (iv) “Closing Agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

4.7           Title to Properties and Condition of Assets.

(a)           The Company or the Subsidiaries have good and valid title to all of the properties and assets, tangible or intangible, which are used by the Company and the Subsidiaries in connection with the conduct of their business including, without limitation, good and valid title to those assets reflected in the Interim Financial Statements as being owned by the Company or the Subsidiaries, free and clear of all Liens except for Permitted Liens, excluding inventory sold or disposed of by the Company or the Subsidiaries since the Balance Sheet Date in the ordinary course of business consistent with past practice.

(b)           Schedule 4.7 contains a true, correct and complete list, by location, of all material equipment vehicles and other material personal property leased by the Company and the Subsidiaries.  The inventory of Greenline as of the date hereof is of a type, quantity (i.e., is not excessive) and quality appropriate for use in fulfilling the orders of Greenline outstanding on the Closing Date in the ordinary course of business, net of applicable reserves to be reflected in the Final Working Capital.

4.8           Real Property.  Schedule 4.8 contains a complete and accurate description in all material respects of (a) all of the Real Property owned by the Company or the Subsidiaries (the “Owned Real Property”) and (b) all of the Real Property leased by the Company or the Subsidiaries (the “Leased Real Property”).  The Company or a Subsidiary has fee simple title to such Owned Real Property, free and clear of all Liens except for Permitted Liens.  The Real Property listed on Schedule 4.8 comprises all Real Property used in the conduct of the business and operations of the Company and the Subsidiaries as now conducted.  Other than the Real Property described on Schedule 4.8, except as set forth on Schedule 4.8, since September 21, 2006, neither the Company nor any Subsidiary has owned or leased any other Real Property.  All Leased Real Property is held under leases or subleases indentified on Schedule 4.8 (collectively, the “Real Property Leases”) that are valid instruments, enforceable in accordance with their respective terms except as limited by (y) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (z) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).  True, correct and complete copies of each Real Property Lease have been made available to the Buyer.  There is no default or breach by the Company or the Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other provision thereof and no notice of default, termination, dispute, notice or cure has been sent or received by the Company or any Subsidiary since January 1, 2011.  Neither the Company’s nor any Subsidiary’s leasehold interest in any Real Property Lease has been assigned, mortgaged or encumbered.  All of the Real Property has access to all utilities as necessary for the operation of the business of the Company and the Subsidiaries as currently conducted.  Neither the Company nor any Subsidiary is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to any other Person any right to the possession, use, occupancy or enjoyment of any of the Real Property.

4.9           Compliance with Laws.  Except as set forth on Schedule 4.9, the Company and the Subsidiaries:

(a)           are, and for the last three (3) years have been, in compliance, in each case in all material respects, with all Laws and Orders applicable to its business and operations and the use of its properties and assets;

(b)           have not, in the last three (3) years, received (i) any written notification or communication, or (ii) to the Company’s Knowledge, any oral notification directed specifically to the Company or any Subsidiary, from any Governmental Authority or other Person asserting that the Company, any Subsidiary or any Real Property is not in compliance with any Law; and

(c)           have issued the Shares and the Subsidiary Interests in compliance with applicable Laws and Orders.

4.10           Permits.  Schedule 4.10 contains a complete list, as of the date of this Agreement, of all material Permits issued to the Company or the Subsidiaries that are currently used by the Company or the Subsidiaries in connection with their respective businesses.  The Company and each Subsidiary owns or holds all material Permits necessary for the ownership of properties of the Company and the Subsidiaries and operation of the business of the Company and the Subsidiaries as presently conducted and the Company, the Subsidiaries are in compliance, in all material respects, with all such Permits, all of which are in full force and effect, and neither the Company nor the Subsidiaries have received (a) any written notification or communication, or (b) to the Company’s Knowledge, any oral  notification directed specifically to the Company or any Subsidiary, from any Governmental Authority asserting any violations, terminations, expirations or revocations of any of such Permits.

4.11           Employee Benefit Plans.

(a)           Schedule 4.11(a) sets forth a correct and complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retiree medical or life, cafeteria, flexible spending account, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements in respect of any current or former employee, equity holder, director, manager, officer, or independent contractor of the Company and the Subsidiaries that are sponsored or maintained by the Company or the Subsidiaries or with respect to which the Company has or could have any obligation or liability, whether actual, potential or contingent (all of the above being hereinafter referred to as “Employee Plans”).  Other than the Employee Plans, there are no employee benefit plans, contracts, programs, funds or arrangements of any kind for which the Company or any Subsidiary has or could have any obligation or liability.

(b)           With respect to each Employee Plan, to the extent applicable, copies of the following materials have been provided or made available to Buyer:  (i) all current plan documents and amendments (or a written description of the Employee Plan, if the Employee Plan is otherwise not in writing), (ii) all determination, advisory, or opinion letters from the Internal Revenue Service (“IRS”), (iii) all current summary plan descriptions and summaries of material modifications, (iv) all current trust agreements and insurance contracts relating to the funding or payment of benefits, (v) the three most-recently filed annual reports (Form 5500 series), including all attachments and schedules thereto, (vi) nondiscrimination testing reports for the three most-recently completed plan years, and (vii) all handbooks and manuals detailing such Employee Plan.

(c)           Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws in each case in all material respects.  All Persons who have participated in the operation of the Employee Plans and all Employee Plan “fiduciaries” (as defined in Section 3(21) of ERISA) have acted in accordance with applicable Law.  The Company and each Subsidiary have performed all obligations required to be performed by it under, and neither the Company nor any Subsidiary is in breach or default of any Employee Plan in any material respect.  There has been no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan.  No liability for any excise tax has arisen with respect to any Employee Plan under Sections 4971 through 4980G of the Code.

(d)           Each Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code.  No trust maintained or contributed to by the Company or any member of the Controlled Group is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)           Neither the Company nor any member of the Controlled Group has ever maintained, sponsored, contributed to, had an obligation to maintain, sponsor, or contribute to, or any liability (whether or actual or contingent) with respect to, a “defined benefit plan” as defined in Section 3(35) of ERISA, a plan subject to the requirements of Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.

(f)           Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or similar applicable state Law, none of the Employee Plans provides for or promises retiree medical or life insurance benefits to any current or former equity holder, director, manager, officer, employee or other agent of the Company or any Subsidiary.

(g)           All contributions, premiums or payments required to be made with respect to any Employee Plan by the Company or any Subsidiary have been made on or before their due dates or within the applicable grace period for payment without default or have been properly accrued.

(h)           There is no pending, or to the Company’s Knowledge, threatened Action of any kind with respect to any Employee Plan (other than routine claims for benefits).

(i)           Except as set forth on Schedule 4.11(i), neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will, directly or indirectly, obligate the Company or the Subsidiaries to pay any separation, severance, termination, or similar benefit to, or accelerate the time of vesting for, change the time of payment to, or increase the amount of compensation due to, any employee, former or current employee, officer, director or contractor of the Company or the Subsidiaries.

(j)           No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).  No employment, severance or termination agreement, other compensation arrangement or Employee Plan requires the Company or the Subsidiaries to gross up any former or current employee, officer or director of the Company or the Subsidiaries for any Tax related to Section 4999 of the Code.

(k)           No plan requires the Company or the Subsidiaries to gross up any former or current employee, officer, director or contractor for any Tax related to payments under Section 409A of the Code.

(l)            All stock options previously issued under the Company’s Option Plan are fully exempt from Section 409A of the Code, and neither the Company nor the Subsidiaries incurred any liability or obligation to withhold any Tax under Section 409A of the Code upon the vesting of any stock option.

(m)           Each of the Employee Plans is subject only to the Laws of the U.S. or a political subdivision thereof.

4.12           Material Contracts.  Set forth on Schedule 4.12 is a list of each of the following Contracts to which the Company or the Subsidiaries are a party or by which any of their respective properties or assets are bound (other than Real Property Leases, Employee Plans and Contracts related to Employee Plans described in Section 4.11(b)) as of the date of this Agreement (the “Material Contracts”):

(a)           Each partnership or joint venture Contract or Contract otherwise involving a share of profits or losses by the Company or any Subsidiary with any other Person;

(b)           Each Contract materially limiting the right of the Company or the Subsidiaries to engage in or compete with any Person in any business or in any geographical area;

(c)           Each collective bargaining agreement to which the Company or any Subsidiary is a party;

(d)           Each Contract providing for the employment of any Person by the Company or any Subsidiary that is not terminable at will by the Company or the Subsidiaries, as applicable, and without the payment of any severance pay, compensation or benefits other than payment for services through the termination date;

(e)           Each Contract involving the acquisition or disposition of any business enterprise whether via stock or asset purchase or otherwise;

(f)            Each Contract that provides for capital expenditures with an aggregate outstanding amount of unpaid obligations and commitments in excess of $100,000;

(g)          Each Contract containing a “most favored nation” pricing agreement;

(h)          Each Contract with respect to Company Debt;

(i)           Each letter of credit by which the Company or any Subsidiary is bound, whether or not drawn upon as of the Closing Date;

(j)           Each Contract that requires the Company or the Subsidiaries to make payments equal to more than $100,000 in any calendar year that is not terminable without penalty upon less than ninety (90) days prior written notice by the Company or the Subsidiaries, as applicable;

(k)           Each Contract under which the Company or any Subsidiary has granted any license, franchise, permit or right to any Person to use any of the Company Intellectual Property or any Contract pursuant to which the Company or any Subsidiary has a license, franchise, permit or other right to use any Intellectual Property owned by another Person (except for Mass Software);

(l)            Each Contract under which the Company or any Subsidiary is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or (ii) a lessor of any tangible personal property owned by the Company or any Subsidiary, with any single lease under (i) or (ii) providing for annual payments in excess of $100,000;

(m)          Any broker, sales representative, distributorship or similar Contract;

(n)           Each Contract with a grower or raw material provider;

(o)           Each Contract which affects the voting, transfer, purchase, or acquisition of the Shares or Warrants or any Subsidiary Interest;

(p)           Each written customer Contract (other than purchase orders received in the ordinary course of business) in excess of $100,000;

(q)           Any warranty with respect to contractual performance or goods sold extended by the Company or any Subsidiary other than in the ordinary course of business;

(r)           Any Contract with any officer, director, Seller or any Affiliate of any Seller, the Company or any Subsidiary;

(s)           Each Contract with a Scheduled Supplier or Scheduled Customer; and

(t)           Any material Contract entered into outside the ordinary course of business.

The Company has made available to the Buyer a true, complete and correct copy of each Material Contract and all amendments thereto.  Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company or the Subsidiaries, as applicable, and, to the Knowledge of the Company, the other party thereto, subject only to the General Enforceability Exceptions, and there is no default or breach, in each case, in any material respect, by the Company or the Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other  provision thereof.  Except as set forth on Schedule 4.12, neither the Company nor any Subsidiary has, since January 1, 2011, sent or received (y) any written notice of modification, breach, default, termination or dispute under any Material Contract or (z) to the Company’s Knowledge, any oral notice of termination under any Material Contract or any legally binding and agreed upon oral modification to any Material Contract.  Except as set forth on Schedule 4.12, since December 25, 2011, there has not been any renegotiations or, to the Company’s Knowledge, attempts to renegotiate any material changes to the amounts paid or payable to or by the Company or any Subsidiary under any Material Contract.

4.13           Legal Proceedings.  Except as set forth on Schedule 4.13, there are no, and have not for the last three (3) years been, any Actions pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries or any of their officers, directors or employees (in their capacities as such).  Neither the Company nor any Subsidiary is, or for the least three (3) years has been, subject to any Order.  Neither the Company nor any Subsidiary is a plaintiff in any pending Action.

4.14           Intellectual Property.  Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement other than Section 4.12), the representations and warranties contained in this Section 4.14 and Section 4.12 as it relates to Intellectual Property licenses or agreements constitute the sole and exclusive representations and warranties of the Company relating to Intellectual Property matters.

(a)           Schedule 4.14(a) sets forth all the following Company Intellectual Property as of the date of this Agreement:  (i) issued Patent Rights and applications therefor; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor, (iv) Domain Names; and (v) Software for which a copyright registration has been filed.  Any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority to maintain the foregoing Company Intellectual Property as active and due prior to the date hereof have been paid in full.  To the Company’s Knowledge, all of the foregoing registered Company Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law.  Any and all fees payable to third parties (which exceed $50,000) for licenses of Intellectual Property due prior to the date hereof have been paid in full.

(b)           The Company or the Subsidiaries have good and valid title to the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens.  No Person is licensed under any of the Company Intellectual Property other than licenses that arise as a matter of law by implication as a result of sales of products and services by the Company and the Subsidiaries.  All Intellectual Property material to the business of the Company or any Subsidiary is Company Intellectual Property or is licensed for use by the Company or applicable Subsidiary.

(c)           The Company Intellectual Property is not the subject of any Action, and to the Company’s Knowledge, no Action is threatened against the Company or the Subsidiaries involving the Company Intellectual Property or the Intellectual Property of another Person, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Schedule 4.14(a).  To the Company’s Knowledge, the Company and Subsidiaries (including their operation as previously and currently operated) have not infringed upon or misappropriated in any material respect with any Intellectual Property of any other Person.

(d)           Neither the Company nor the Subsidiaries have received any written notice within the three (3)-year period prior to the date of this Agreement alleging that the Company Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person.  For the three (3)-year period prior to the date of this Agreement, neither the Company nor the Subsidiaries have threatened or alleged that another Person has infringed, misappropriated, violated or otherwise conflicted with the Company Intellectual Property and neither the Company nor the Subsidiaries are presently aware of any such violations.

4.15           Insurance.  Schedule 4.15 sets forth, as of the date of this Agreement, all policies of insurance and bonds maintained by the Company or the Subsidiaries and covering the Company, the Subsidiaries and their respective businesses, and such policies and bonds are in full force and effect, and neither the Company nor the Subsidiaries have received written notice of cancellation of any such insurance policies or bonds or, to the Company’s Knowledge, threat of cancellation of any such insurance or bond.  Schedule 4.15 also identifies all material claims that have been made against any such policies of insurance or bonds in the past three (3) years or which are currently pending.  Within the past three (3) years, the Company and the Subsidiaries have neither been notified in writing nor, to the Company’s Knowledge, received oral notification directed to them that they have been in material breach or default under any such policies of insurance.  The Company and the Subsidiaries carry all insurance required by any Contract to which the Company or any Subsidiary is a party or by which they are bound.  The Company and the Subsidiaries have not, in the last three (3) years, experienced any denial of insurance coverage.  Schedule 4.15 also sets forth a true, correct and complete list of any self-insurance arrangements by or affecting the Company or any Subsidiary, and all Contracts or arrangements other than policies of insurance, for the transfer or sharing of any risk by the Company or any Subsidiary.

4.16           Personnel.  Neither the Company nor the Subsidiaries are a party to or subject to any union, labor organization, collective bargaining agreements or labor contracts.  As of the date hereof, (a) no labor union or other collective bargaining unit represents or claims to represent any of the Company’s or the Subsidiaries’ employees and (b) to the Company’s Knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or the Subsidiaries’ employees.  There is no strike, or other work stoppage pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary.

4.17           Environmental Matters.  Except as set forth on Schedule 4.17:

(a)           the Company and the Subsidiaries are, and for the past five (5) years have been, in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental Laws applicable to their use of the Real Property;

(b)           there has been no Release at the Real Property by the Company or the Subsidiaries or, to the Company’s Knowledge, any other Person, that requires cleanup or remediation by the Company or the Subsidiaries pursuant to any Environmental Law or the Real Property Leases;

(c)           except for those matters that have been fully and finally resolved more than six (6) years prior to the date of this Agreement or would not have a material impact on the Company or any Subsidiary, neither the Company nor the Subsidiaries have (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice of violation, demand letter, or complaint or other Environmental Claim under any Environmental Law; or (iii) been subject to or, to the Company’s Knowledge, threatened with any governmental or citizen enforcement action or other Environmental Claim with respect to any Environmental Law;

(d)           there currently are effective all Permits required under any Environmental Law that are necessary for the Company’s and the Subsidiaries’ activities and operations at the Real Property;

(e)           to the Company’s Knowledge, no real property owned or occupied by the Company or any Subsidiary in the past or any waste disposal facilities utilized by the Company or any Subsidiary are subject to any liability for which the Company or its Subsidiaries could reasonably be expected to be named as a potentially responsible party in connection with any Environmental Laws, any Release or threatened Release, or the presence of any Hazardous Substances in, on, under, or from any surface or subsurface soil or water/groundwater;

(f)           to the Company’s Knowledge, the Company has made available to the Buyer the following documents in its possession: (i) any and all environmental assessment reports, audits, sampling data, risk assessments and other similar material documents from the six (6) year period preceding the Closing Date with respect to the Company, the Real Property and any real property owned or occupied by the Company in the past including, without limitation, any such materials related to compliance with Environmental Laws  and Environmental Claims, and (ii) any and all material documents from the six (6) year period preceding the Closing Date concerning the planned or anticipated capital expenditures required (or anticipated to be necessary) in connection with current or future Environmental Laws or Environmental Claims; and

(g)           neither the Company nor any Subsidiary has assumed any material liabilities of any other Person pursuant to any Environmental Laws under any Contract.

The representations and warranties contained in this Section 4.17 constitute the sole and exclusive representations and warranties of the Company relating to environmental matters.  No disclosure set forth in Schedule 4.17 shall in any way limit or negate the Sellers’ obligation to provide indemnity for Pre-Closing Environmental Noncompliance Fines and Penalties under Section 8.3(a)(v).

4.18           Conduct of Business in Ordinary Course.  Except for actions taken in connection with the process of selling the Company (including preparing for and implementing the transactions contemplated by this Agreement) and except as set forth on Schedule 4.18, since December 25, 2011:

(a)           the Company and the Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice;

(b)           there has not been any Material Adverse Effect on the Company; and

(c)           neither the Company nor the Subsidiaries have:

(i)           incurred any Company Debt except for Company Debt incurred in the ordinary course of business consistent with past practice under the Company Credit Documents, all of which Company Debt subject to the Company Credit Documents will be paid in full on the Closing Date;

(ii)           except in the ordinary course of business consistent with past practice, (1) acquired, or disposed of, or licensed or leased, any material property or assets, (2) mortgaged or encumbered any property or assets other than Permitted Liens, or (3) expressly canceled any debts owed to or claims held by the Company or the Subsidiaries;

(iii)           entered into any Contracts that would constitute a Material Contract, except Contracts made in the ordinary course of business consistent with past practice, or terminated any Material Contract;

(iv)           except for salary, expense reimbursements or other similar payments made in the ordinary course of business and in amounts consistent with past practices, entered into any Contracts or transactions with, or made or committed to make any payments to any officer or director of the Company or any Subsidiary, any Seller, any Affiliate of the Company or any Subsidiary or any Riverside Related Party except to the extent required by Law or any Contracts existing as of December 25, 2011;

(v)           except to the extent required by Law or any existing Contracts, entered into, adopted, amended or terminated any Contract relating to the compensation or severance of any employee of the Company or the Subsidiaries other than  pursuant to annual compensation reviews in the ordinary course of business consistent with past practice;

(vi)           made any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP;

(vii)         made any amendment to its certificate of incorporation, articles of organization or comparable document or bylaws or other organizational documents;

(viii)        declared or paid any dividends or distributions or repurchased any shares of capital stock or other equity interests;

(ix)           issued or sold any capital stock, other equity interests or securities convertible into capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock, other equity interests or securities convertible into capital stock or other equity interests of the Company or the Subsidiaries or split, combined or subdivided the capital stock or other equity interests of the Company or the Subsidiaries other than the issuance of shares of Common Stock upon the exercise of Warrants;

(x)            suffered any material loss or damage, whether or not covered by insurance, or experienced any material change in the amount and scope of insurance coverage;

(xi)           failed to conduct its cash management customs and practices (including the collection of receivables, payment of payables, maintenance of working capital, and maintenance of inventory control and pricing and credit practices) in the usual and ordinary course of business consistent with past custom and practice;

(xii)          made or granted any increase in, amended or terminated any existing Employee Plan or adopted any new Employee Plan;

(xiii)          made, changed or revoked any material Tax election, settled or compromised any Tax claim or liability or entered into a settlement or compromise, or changed (or made a request to change) any material aspect of its method of accounting for Tax purposes (except as may be required by GAAP) or prepared or filed any Tax return (or amendment thereof) unless such Tax return or election of shall have been prepared in a manner consistent with past practice;

(xiv)         settled any Action;

(xv)           paid any material liability outside the ordinary course of business other than the Selling Expenses; or

(xvi)          agreed in writing or otherwise legally committed to take any of the actions described in sub-clauses (i) through (xv) above.

4.19           Bank Accounts; Powers of Attorney.  Schedule 4.19 sets forth a true and complete list of (a) the name and address of each bank with which the Company or the Subsidiaries has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or the Subsidiaries.  Schedule 4.19 also sets forth a list of any outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

4.20           Accounts Receivable.  All accounts and notes receivable of the Company and the Subsidiaries represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered by the Company or the Subsidiaries, as applicable.  Schedule 4.20 sets forth a true, correct and complete aged list of unpaid accounts receivable of the Company and its Subsidiaries as of March 25, 2012.  All accounts receivable of the Company and the Subsidiaries (net of any reserves for doubtful accounts or credits established in determining Final Working Capital) (a) represent monies due for goods sold and delivered or services rendered, (b) except as set forth on Schedule 4.20,  to the Company’s Knowledge are not subject to any refund or adjustment or any defense, right of set-off or Lien other than Permitted Liens, and no account debtor thereunder has provided written notice refusing to pay any amounts thereunder, and (c) are, to the actual knowledge (without any duty of reasonable inquiry) of the individuals listed on Schedule 1.2, collectible at the aggregated recorded amount thereof as reflected in the Final Working Capital (net of allowances for doubtful accounts and reserves for credits as reflected therein and taken into account in determining Final Working Capital).

4.21           Labor Practices.  There are no pending or, to the Company’s Knowledge, threatened material claims, charges, causes of action or demands by any past or present employee of the Company including, without limitation, that such employee was subject to a wrongful discharge in violation of any Law.

4.22           Corporate Records.  The stock ledgers and minute books of the Company and the Subsidiaries which have been made available for inspection by Buyer are true, complete and correct in all material respects.  After taking into account any deliveries under Section 3.2(i), all of the Company’s and the Subsidiaries’ books and records are, as of the date hereof, in the possession of the Company and the Subsidiaries.

4.23           Food Safety.  The Company maintains internal controls and protocols related to its manufacturing processes as required by applicable Law.  During the last three (3) years neither the Company nor any Subsidiary has received written notice as a result of any external audit that modifications are required to the Company’s or the Subsidiaries’ internal controls related to their manufacturing processes.  Except as set forth on Schedule 4.23, the Company and each Subsidiary produces, distributes, stores, labels and markets and, in the last three (3) years, has produced, distributed, stored, labeled and marketed its products in all material respects in accordance with the applicable rules and regulations of the United States Food and Drug Administration and all other applicable Laws and the Company’s internal controls and protocols in effect at the time of production, distribution, labeling, storage and distribution.  In the last three (3) years, there has been no actual or, to the Company’s Knowledge, threatened recall or investigation, either internally or by a Governmental Authority, of any product produced, sold or delivered by the Company or any Subsidiary.

4.24           Customers; Growers; Suppliers.  Schedule 4.24 attached hereto sets forth, with respect to the last three (3) fiscal years of the Company and the Subsidiaries, a list of (a) the ten (10) largest customers of the Company and the Subsidiaries (based on dollar amounts purchased from the Company and the Subsidiaries) (the “Scheduled Customers”) and the dollar amount derived from each of them during each such period, (b) the ten largest growers/producers of green beans provided to the Company (based on dollar amounts purchased by the Company and the Subsidiaries) (the “Scheduled Growers”) and (c) the ten (10) largest suppliers of the Company and the Subsidiaries (based on dollar amount purchased by the Company and the Subsidiaries) excluding growers/producers (the “Scheduled Suppliers”) and the dollar amount derived from each of them during such period.  Except as set forth on Schedule 4.24, neither the Company nor any Subsidiary has received (y) any written notice of the intention of any of the Scheduled Customers, Scheduled Growers or Scheduled Suppliers or any customer of the Hitch-A-Ride Program or material user of back-haul services that did business with the Company or the Subsidiaries in the fiscal year ending December 25, 2011 to cease doing business or to reduce, modify or renegotiate, in any material respect, the business transacted with the Company and the Subsidiaries or (z) to the Company’s Knowledge, oral notice of the intention of any of the Scheduled Customers, Scheduled Growers or Scheduled Suppliers or any customer of the Hitch-A-Ride Program or material user of back-haul services that did business with the Company or the Subsidiaries in the fiscal year ending December 25, 2011 to cease doing business with the Company or its Subsidiaries.

4.25           Relationships with Related Parties.  Except as set forth in Schedule 4.25, neither any officer or director of the Company or any Subsidiary, any Seller, any Affiliate of the Company or any Subsidiary nor any  Riverside Related Party (i) has or has had in the last three (3) years, any interest in any  property being used in or pertaining to the business of the Company or any Subsidiary, (ii) owns, or has owned in the last three (3) years, an equity interest or any other financial or profit interest in a Person that has (x) had business dealings or a material financial interest in any transaction with the Company or any Subsidiary or (y) engaged in competition with the Company or any Subsidiary with respect to any line of products or services of the Company or any Subsidiary, or (iii) is a party to any Contract with, or has any claim or right against the Company or any Subsidiary with respect to any Contract, other than salaries, employee benefits or rights in respect of employment or positions as directors in the ordinary course of business.

4.26           No Brokers.  Except for Harris Williams & Co., no broker, finder or similar agent has been employed by or on behalf of the Sellers or the Company, and no Person with which the Sellers or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, in each case that the Company, the Subsidiaries or Buyer would be responsible for.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, solely with respect to itself, himself or herself, as the case may be, to Buyer as follows:

5.1           Authority, Validity and Effect.  Such Seller has all requisite power and authority or capacity to enter into and perform such Seller’s obligations under this Agreement and all agreements and documents contemplated hereby to be executed and delivered by such Seller and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by such Seller pursuant to all necessary authorization and is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.2           Title.  Such Seller (a) is the record and beneficial owner of the Shares set forth across from such Stockholder’s name on Exhibit A hereto or the Warrants set forth across from such Warrantholder’s name on Exhibit B hereto, as the case may be, (b) has full power, right and authority, and any approval required by Law or Contract, to make and enter into this Agreement and to sell, assign, transfer and deliver his, her or its respective Shares to Buyer, or surrender its Warrants, and (c) has good and valid title to his, her or its respective Shares, or Warrants, as the case may be, free and clear of all Liens, other than Liens arising under the Company Stockholders Agreement which Liens will terminate effective upon the Closing without any further action by the parties hereto.  Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire good and valid title to the Shares of such Seller as set forth on Exhibit A, in each case free and clear of all Liens, other than Liens created by Buyer.  No Seller is a party to any option, warrant, put, call, purchase right, or other Contract or commitment (other than this Agreement) that could require any Seller to sell, transfer or otherwise dispose of the Shares or Warrants nor is such Seller bound by any agreement, understanding or commitment with respect to the voting, dividend rights, redemption, sale, put, call, transfer or disposition of any of the Shares or granting any other Person any right in the Shares (other than the Company Stockholders Agreement which will be terminated effective upon the Closing without any further action by the parties hereto).

5.3           No Conflict.

(a)           Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, nor compliance by such Seller with any of the provisions hereof, will conflict with or result in a breach of any provisions of the certificate of incorporation, articles of organization or comparable document or bylaws, partnership agreement or other organizational documents of such Seller, if applicable.

(b)           Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, nor compliance by such Seller with any of the provisions hereof, will violate or conflict with any Order or Law applicable to such Seller or by which the Shares or Warrants held by such Seller may be subject.  There is no Action pending or, to the actual knowledge of such Seller, threatened against the ability of the Seller to consummate the transactions contemplated by this Agreement.  Such Seller is not subject to any Order with respect to such Seller’s Shares or Warrants.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

6.1           Investment Intent.  The Shares are being purchased for Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

6.2           Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer.

6.3           Authority, Validity and Effect.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby without obtaining any additional approvals (whether internal or third party).  The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.4           No Conflict; Required Consents.

(a)           Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will conflict with or result in a breach of any provisions of the articles or certificate of incorporation or bylaws or equivalent organizational documents of Buyer.

(b)           Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Buyer pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets may be subject, or (ii) violate any Order or Law applicable to Buyer or any of its properties or assets.

(c)           Other than as set forth on Schedule 6.4(c), no Consent is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

6.5           Independent Investigation; No Reliance.  In connection with its investment decision, Buyer and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiaries as desired by Buyer.  The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, the Sellers, the Company, the Subsidiaries or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and Buyer acknowledges that the Company and the Sellers expressly disclaim any other representations and warranties.  Such purchase and consummation are instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and the Subsidiaries, as well as those representations and warranties by the Company and the Sellers, as applicable, specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules).  Buyer acknowledges that neither the Company nor the Sellers have made any representations or warranties to Buyer regarding the probable success or profitability of the Company, the Subsidiaries or their respective businesses.  Buyer further acknowledges that none of the Sellers, the Company, the Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Subsidiaries, their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and none of the Sellers, the Company, the Subsidiaries or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any confidential information memoranda distributed on behalf of the Company or the Subsidiaries relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided or made available to Buyer or its representatives, including management presentations, in connection with the purchase and sale of the Shares and the transactions contemplated hereby except as expressly set forth in the Agreement.

6.6           Legal Proceedings.  As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that, if adversely decided, would have a Material Adverse Effect on the Buyer or prevent the consummation of the transactions contemplated by this Agreement.

6.7           No Brokers.  No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind other than Harris Williams & Co. (as agent for Sellers) is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1           Publicity.  Buyer, the Company and the Seller Representative will consult with each other and must approve the initial press release issued by or on behalf of each of Buyer, the Company, the Sellers and the Seller Representative with respect to this Agreement and the transactions contemplated hereby.  After the Closing, neither the Buyer, the Company, the Sellers nor the Seller Representative will issue any press release inconsistent with the parties’ initial press release without the prior written consent of the Buyer (in the case of the Sellers or the Seller Representative) or the Seller Representative (in the case of the Buyer or the Company), except to the extent the disclosing party determines in good faith and on the advice of counsel that it is required to do so by applicable Law.  Notwithstanding the foregoing, the Seller Representative will be entitled (a) to issue a “tombstone” or similar advertisement that does not reference the economics of the transactions contemplated hereby, and (b) to communicate the material terms of this Agreement with its current and potential investors.  The Sellers and the Seller Representative acknowledge and agree that Landec Corporation, the Buyer’s parent company, is a public company, and as such it has determined in good faith and on the advice of counsel that it will be required to file this Agreement in connection with its required filings under applicable securities Laws and is entitled to discuss the material terms of this Agreement and the transactions contemplated hereby with its investors and analysts.

7.2           Records.  Subject to Article IX, with respect to the financial books and records and minute books of the Company and the Subsidiaries relating to matters on or prior to the Closing Date:  (a) Buyer shall maintain such books and records in accordance with the Company’s normal record keeping policies in effect immediately prior to the Closing and (b) where there is legitimate purpose, including an audit of any Seller by the IRS or any other Taxing Authority or an Action involving a Seller or an indemnification claim or dispute under Section 2.3 or Section 2.4, Buyer shall allow the Sellers and their respective representatives access to such books and records during regular business hours; provided, however, that such access (i) does not unusually disrupt the normal operations of the Company or the Subsidiaries and (ii) is not reasonably likely to adversely affect the ability of the disclosing party to assert attorney-client privilege, work privilege or similar privilege.

7.3           Further Assurances.  Each of Buyer and the Seller Representative, on behalf of the Sellers, shall use their commercially reasonable efforts to execute and deliver or cause to be executed and delivered to the other party, such other agreements or instruments, in addition to those required by this Agreement, as the either Buyer or the Seller Representative, on behalf of the Sellers, may reasonably request, in order to implement the transactions contemplated by this Agreement.

7.4           Non-Solicitation of Employees.  Each Seller acknowledges and agrees that at no time during the two (2) year period immediately following the Closing Date, shall such Seller, either directly or indirectly through an Affiliate, induce or attempt to induce the employees listed on Schedule 7.4 the (“Restricted Employees”) to leave the employ of the Company or any Subsidiary and/or to accept employment elsewhere; provided, however, that notwithstanding the foregoing, such Seller shall not be prohibited from (a) engaging in any general solicitation (including newspaper, magazine, over the internet or by any search or employment agency) for employment or hiring of any Restricted Employee who responds to such general solicitation if such general solicitation is not specifically directed toward a Restricted Employee or (b) soliciting a Restricted Employee if the employment of such Restricted Employee has ceased for reasons other than a breach of this Section 7.4.

7.5           Non-Disclosure of Proprietary Information.  Each Seller acknowledges that for a period of three (3) years after the Closing Date such Seller shall not disclose any Proprietary Information (as defined below) to anyone other than employees and representatives of Buyer and current and potential investors of Riverside and their affiliated funds except any such Proprietary Information which is required to be disclosed by a Seller in connection with any Action before any Governmental Authority or pursuant to any Law; provided that such Seller shall, to the extent practicable, give reasonable prior notice to the Buyer of the intentions to disclose such Proprietary Information.  For purposes of this Section 7.5, the term “Proprietary Information” shall mean all non-public and all proprietary information relating to the Company or any Subsidiary, its customers and products and services including, without limitation, the following: (a) all formulations, test results, production and manufacturing information and know-how and all other technical information relating to the manufacture, formulation or production of the products or services of the Company or any Subsidiary; (b) all information and records concerning products or services being researched by, under development by or being tested by the Company or any Subsidiary but not yet offered for sale; (c) all Trade Secrets relating to the Company or any Subsidiary; (d) all information concerning pricing policies of the Company or any Subsidiary, the prices charged by the Company or any Subsidiary to its customers, the volume or orders of such customers and other information concerning the transactions of the Company or any Subsidiary with its customers or proposed customers; (e) the customer and prospective customer lists of the Company or any Subsidiary; (f) the producers and growers which provide goods to the Company or any Subsidiary and the prices charged by such parties to the Company and other aspects of the transactions between such parties and the Company or any Subsidiary; (g) financial information concerning the Company or any Subsidiary; (h) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of the Company or any Subsidiary; (i) information concerning the marketing programs or strategies of the Company or any Subsidiary; and (j) all other confidential and proprietary information of the Company or any Subsidiary.  Notwithstanding the foregoing, each Seller acknowledges and agrees that such Seller will be bound by his, her or its obligations under applicable trade secret Law which, in the case of Proprietary Information that qualifies as a Trade Secret, may exceed the obligations imposed under this Section 7.5.  Nothing in this Section 7.5 shall be construed to limit or supersede the common law of torts or statutory or other protection of Trade Secrets where such law provides the Company or any Subsidiary with greater protections or protections for a longer duration than that provided under this Section 7.5.  “Proprietary Information” shall not be deemed to mean or refer to information that (i) is or becomes a matter of public knowledge through no fault of a Seller; (ii) is rightfully received by a Seller from a third Person (other than an Affiliate of such Seller) without violation of any duty of confidentiality; (iii) is legally compelled to disclose by an Action or Order pursuant to investigation by a Governmental Authority; or (iv) is general business knowledge obtained through owning and operating the Company and the Subsidiaries.

7.6           Indemnification.

(a)           For a period of six (6) years after the Closing Date, Buyer shall not, and shall not permit the Company or any of the Subsidiaries to, substantively amend, repeal or modify any provision in the Company’s or any of the Subsidiaries’ certificate of incorporation, articles of organization or comparable document or bylaws (or other organizational documents) or in any indemnification agreements, if any, in existence on the date hereof as identified on Schedule 4.12, relating to the exculpation or indemnification of any officers, employees and directors (unless required by Law), it being the intent of the parties hereto that the past and present officers, employees and directors of the Company and the Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent provided in such certificate of incorporation, articles or organization or comparable document or bylaws (or other organizational documents) or indemnification agreements; provided, however, that such rights shall, notwithstanding anything in the applicable documents to the contrary, be limited strictly to amounts received by the Company or any Subsidiary under the Private Company Reimbursement Insurance Policy Declarations issued by Greenwich Insurance Company (the “Recovered Amounts”) and in no event shall any such officer, employee or director have any right to indemnification from the Company or any Subsidiary or under any policy or policies of the Company and the Subsidiaries (whether under such documents or this Agreement) for amounts in excess of or in addition to the Recovered Amounts for claims arising as a result of acts, omissions, events or circumstances occurring prior to the Closing Date.

(b)           Notwithstanding Section 10.4, the provisions of this Section 7.6 are intended to be for the benefit of, and will be enforceable by, each past and present officer, employee and director of the Company and the Subsidiaries, and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such person may have by contract or otherwise.

7.7           Notice of Release Revocation.  The Seller Representative shall notify the Buyer, on or before the close of business on April 30, 2012, if any employee(s) exercises his/her revocation rights under Section 3 of the Sale Bonus Agreements.  If the Buyer does not timely receive such notice, the Buyer shall be entitled to assume that no such revocation has been made and shall cause Greenline to make the payments contemplated under the Sale Bonus Agreements on the next scheduled payroll date.  If Buyer timely receives any such notice, Buyer shall not make the payment under the Sale Bonus Agreement to the employee designated in such notice and shall remit such payment to the Seller Representative as required under Section 2.2(c).

ARTICLE VIII
REMEDIES

8.1           Survival.  The representations, warranties, covenants and agreements of the Sellers, the Company and Buyer, contained in this Agreement (including the Schedules attached hereto and the certificates delivered pursuant hereto) will survive the Closing but only to the extent specified in this Section 8.1.

(a)           All covenants and agreements contained in this Agreement (including the Schedules) that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms.

(b)           The representations and warranties contained in this Agreement (including the Schedules attached hereto and the certificates delivered pursuant hereto) will survive the Closing Date until the eighteen (18)-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Section 4.17 (Environmental) shall survive the Closing for a period of three (3) years, (ii) the representations and warranties set forth in Section 4.6 (Taxes), solely as they relate to income Taxes, will survive the Closing for the applicable statute of limitations plus sixty (60) days, and (iii) the Fundamental Representations shall survive the Closing and continue in full force and effect indefinitely.  Any claim for indemnification under Section 8.2 or Section 8.3, below, properly made in writing pursuant to this Article VIII prior to the expiration of the applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration, but only for purposes of such claim, until the same shall be resolved or judicially determined; and any such claim not submitted in writing prior to the expiration of such applicable survival period shall be deemed to have been waived. For the avoidance of doubt, the parties hereto acknowledge and agree that the applicable survival period for indemnification claims under Section 8.3(a)(iii), Section 8.3(a)(iv) and Section 8.3(a)(v) shall continue indefinitely.

(c)           Notwithstanding anything to the contrary contained in Section 8.1(b), if the Company, any Seller or Buyer, as applicable, commits any intentional misrepresentation or fraud related to any representation or warranty of such party set forth in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto), then such claim for intentional misrepresentation or fraud shall not expire, but rather shall remain in full force and effect for an unlimited period of time.

8.2           Indemnification by Buyer.  Subject to the limitations set forth in this Article VIII (including the provisions of Section 8.1), from and after the Closing, Buyer will indemnify and hold harmless the Sellers and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of the Sellers (in their capacities as such) and their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, out-of-pocket costs, out-of-pocket fees (including reasonable investigation fees), out-of-pocket expenses (including reasonable attorneys’ and accountants’ fees) and disbursements (collectively, “Losses”) incurred by any of the Seller Indemnitees following the Closing, whether or not involving a third party claim, arising as a result of (a) any breach of or inaccuracy in the representations and warranties of Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or (b) any breach of the covenants or agreements of Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto).

8.3           Indemnification by the Sellers.

(a)           Subject to the limitations set forth in this Article VIII (including the provisions of Sections 8.1), from and after the Closing, the Sellers will severally (in the proportion set forth opposite such Sellers name on Schedule 2.3(e)) indemnify and hold harmless Buyer, the Company, the Subsidiaries and their respective successors and permitted assigns, and the officers, employees, directors, managers, members and stockholders of Buyer, the Company and the Subsidiaries (in their capacities as such) (collectively, the “Buyer Indemnitees”) from and against, and will pay to the Buyer Indemnitees the amount of, any Losses incurred by any of the Buyer Indemnitees following the Closing, whether or not involving a third party claim, arising as a result of (i) any breach of or inaccuracy in the representations and warranties of the Company contained in this Agreement (including the Schedules attached hereto and the certificates delivered pursuant hereto), (ii) any breach of the covenants or agreements of the Seller Representative contained in this Agreement (including the Schedules), (iii) any income Taxes of the Company or the Subsidiaries for Pre-Closing Tax Periods; provided, however, the Sellers shall not indemnify or hold harmless the Buyer Indemnitees with respect to any liability for gross receipts Taxes, modified gross receipts Taxes, franchise Taxes, net worth Taxes, privilege Taxes or any similar or related Taxes resulting from or with respect to Buyer, the Company or the Subsidiaries initiating or making any voluntary contact on or after the Closing Date with any Taxing Authority in the states identified in Schedule 8.3(a) relating to a taxable period or portion thereof ending on or before the Closing Date (a “Voluntary Disclosure”), (iv) any Company Debt that is not identified on Schedule 1.1 or any Selling Expenses that are not fully satisfied at or prior to Closing, (v) any Pre-Closing Environmental Noncompliance Fines and Penalties and (vi) the Proceedings set forth as items 3 and 4 on Schedule 4.13 to the extent the Losses arising as a result of such items exceed $10,000 in the aggregate.  For the avoidance of doubt, Sellers agree that in the event of a breach of certain provisions of Section 4.6 as detailed on Schedule 8.3(a), Losses shall include the matters set forth in Item 3 of Schedule 8.3(a).

(b)           Subject to the limitations set forth in this Article VIII (including the provisions of Section 8.1), from and after the Closing, each Seller individually for itself and not for any other Seller will indemnify and hold harmless the Buyer Indemnitees from and against, and will pay to the Buyer Indemnitees the amount of, any Losses incurred by any of the Buyer Indemnitees following the Closing, whether or not involving a third party claim, arising as a result of (i) any breach of or inaccuracy in the representations and warranties of such Seller contained in Article V of this Agreement (including the Schedules), and (ii) any breach of the covenants or agreements of such Seller contained in this Agreement (including the Schedules).  Subject to Buyer’s rights under Section 8.6(h), no Seller will be liable for any claim with respect to another Seller’s breach of any representation or warranty contained in Article V of this Agreement (including the Schedules) or noncompliance by another Seller of such Sellers’ covenants or agreements contained in this Agreement (including the Schedules).

8.4           Exclusive Remedy.  The parties agree that, from and after the Closing, except in the case of fraud or intentional misrepresentation, the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract tort, equity or Law, are the indemnification and reimbursement obligations of the parties set forth in this Article VIII, and the Buyer Indemnitees expressly waive any and all rights and remedies under the Comprehensive Environmental Response, Compensation and Liability Act and other Environmental Laws in connection with any Losses relating to this Agreement (including the Schedules attached hereto and the certificates delivered pursuant hereto) or the transactions contemplated hereby.  The provisions of this Section 8.4 shall not, however, prevent or limit a cause of action under Section 8.8 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof.

8.5           Limitations on Indemnification Payments to Seller Indemnitees.  Notwithstanding anything in this Agreement to the contrary, the right of the Seller Indemnitees to indemnification is limited as follows:

(a)           The Seller Indemnitees’ right to indemnification pursuant to Section 8.2 on account of any Losses will be reduced by all insurance proceeds actually received by the Seller Indemnitees (net of (i) out-of-pocket costs and expenses relating to collection of such amounts, and (ii) premium increases directly and solely attributable to such Claim).  The Seller Indemnitees shall use commercially reasonable efforts to claim and recover any Losses suffered by the Seller Indemnitees under all such insurance policies provided that such reasonable efforts shall not require the commencement or pursuit of any litigation, arbitration or other dispute resolution process.  The Seller Indemnitees shall remit to Buyer any such insurance proceeds that are paid to the Seller Indemnitees with respect to Losses for which the Seller Indemnitees have been previously compensated by Buyer pursuant to Section 8.2.

(b)           The Seller Indemnitees will not be entitled to indemnification pursuant to Section 8.2 for exemplary or punitive damages.

(c)           No Seller Indemnitee shall be entitled to be compensated pursuant to Section 8.2 more than once for the same Loss.

(d)           For purposes of determining the amount of any Loss arising from a breach of any representation or warranty for which a Seller Indemnitee is entitled to indemnification under this Article VIII, the terms “material”, “Material Adverse Effect” and “in all material respects” and words of similar import shall be disregarded and given no effect.  For purposes of determining whether a breach of any representation or warranty exists for purposes of this Article VIII, the terms “material”, “Material Adverse Effect” and “in all material respects” and words of similar import shall be given effect.

8.6           Limitations on Indemnification Payments to Buyer Indemnitees.  Notwithstanding anything in this Agreement to the contrary, the right of the Buyer Indemnitees to indemnification is limited as follows:

(a)           The Buyer Indemnitees will be entitled to indemnification pursuant to Section 8.3(a)(i), Section 8.3(a)(v), Section 8.3(a)(vi) and Section 8.3(b)(i) on account of any Losses arising with respect to the matters described in Section 8.3(a)(i), Section 8.3(a)(v) and Section 8.3(b)(i) to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the Buyer Indemnitees with respect to such matters exceeds Five Hundred Thousand Dollars ($500,000) (the “Deductible”).  Notwithstanding the foregoing, the Deductible shall not apply to any indemnification obligations arising under Section 8.3(a)(i) and Section 8.3(b)(i) from or in connection with (i) any misrepresentation or breach of warranty made by the Company or any Seller in any of the Fundamental Representations, Section 4.6 (solely as it relates to income Taxes, other than Section 4.6(m) which is subject to the Deductible) or Section 4.20(c) (Collectability of Accounts Receivable), or (ii) any claims arising from any fraud or intentional misrepresentation by a Seller or the Company.

(b)           The total amount of Losses of all of the Buyer Indemnitees for claims under Section 8.3(a)(i), Section 8.3(a)(v), Section 8.3(a)(vi) and Section 8.3(b)(i) shall in no event exceed (i) Six Million Three Hundred Thousand Dollars ($6,300,000.00) if there is no Earn-Out Payment made to Sellers under Section 2.4 or (ii) $6,300,000 plus 10% of the Earn-Out Payment actually received by the Sellers if there is an Earn-Out Payment made to Sellers under Section 2.4 (such amount, as applicable, the “General Cap”); provided, however, that the General Cap shall not apply to any indemnification obligations arising under Section 8.3(a)(i) and Section 8.3(b)(i) from or in connection with (i) any claims arising from any fraud or intentional misrepresentation by any Seller or the Company; or (ii) any misrepresentation or breach of warranty made by the Company or any Seller in any Fundamental Representation or in Section 4.6 (solely as it relates to income Taxes, other than Section 4.6(m) which is subject to the General Cap).  Notwithstanding the provisions of this Section 8.6(b) to the contrary, except in instances of fraud or intentional misrepresentation, in no event shall any Seller have any liability under Article VIII for an amount in excess of the amounts paid to such Seller under Article II (including the Escrow Funds placed in escrow on behalf of such Seller).

(c)           The Buyer Indemnitees’ right to indemnification pursuant to Section 8.3 on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Buyer Indemnitees (net of (i) out-of-pocket costs and expenses relating to collection of such amounts and (ii) premium increases directly and solely attributable to the Claim).  Buyer shall use commercially reasonable efforts to claim and recover any Losses suffered by the Buyer Indemnitees under all such insurance policies provided that such reasonable efforts shall not require the commencement or pursuit of any litigation, arbitration or other dispute resolution process.  The Buyer Indemnitees shall remit to the Seller Representative for the benefit of the Sellers any such insurance proceeds or other third party indemnification proceeds that are paid to the Buyer Indemnitees with respect to Losses for which the Buyer Indemnitees have been previously compensated by Sellers pursuant to Section 8.3.  Buyer acknowledges and agrees that in the event Buyer makes an indemnity claim for a breach of Section 4.6(m), Buyer shall assign its rights to seek recovery from any third party indemnification source with respect to such claim to the Seller Representative, on behalf of the Sellers, and the Seller Representative will be entitled to seek recovery thereunder.

(d)           The Buyer Indemnitees’ right to indemnification pursuant to Section 8.3 on account of any Losses will be reduced by the amount of reserve reflected on the Interim Financial Statements established for the general category of items or matters similar in nature to the specific items or matters giving rise to such Loss.

(e)           The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 8.3 for exemplary or punitive damages.

(f)           The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 8.3 for Losses to the extent that such Losses have already been taken into account in determining Final Working Capital pursuant to Section 2.3 or were a deduction from Gross Proceeds under Section 2.2(a).

(g)           No Buyer Indemnitee shall be entitled to be compensated pursuant to Section 8.3 more than once for the same Loss.

(h)           In pursuing the collection of any claims for Losses pursuant to Section 8.3(a) or Section 8.3(b), the Buyer Indemnitees may provide a Buyer Claim Notice to the Seller Representative and shall proceed first against the Escrow Funds for the amount of such Losses in accordance with the terms of the Escrow Agreement and thereafter, to the extent the amount of such claim is in excess of the then available Escrow Funds or such claim is made after the Escrow Termination Date, directly from (i) each Seller in the proportion set forth opposite such Seller’s name on Schedule 2.3(e) for Losses pursuant to Section 8.3(a) or (ii) the breaching Seller for Losses pursuant to Section 8.3(b).

(i)            Notwithstanding the Buyer’s rights under Section 8.6(h), as between the Sellers, with respect to Losses indemnifiable under Section 8.3(b), the breaching Seller shall be solely responsible for Losses arising thereunder.  In the event a Buyer Indemnitee is entitled to recover amounts from the Escrow Funds pursuant to Section 8.6(h) for a claim arising under Section 8.3(b), the breaching Seller will be required to contribute to the Seller Representative an amount in cash equal to the portion of the Escrow Funds distributed to Buyer as a result of such breach.  The Seller Representative shall distribute any amounts received pursuant to this Section 8.6(i) to the Sellers on a pro-rata basis.  Notwithstanding the foregoing, the amount that would otherwise be paid to the breaching Seller will be distributed instead to the non-breaching Sellers.  If a breaching Seller fails to contribute to the Seller Representative an amount in cash equal to the portion of the Escrow Funds distributed to Buyer as a result of such breaching Seller’s individual breach, the Seller Representative shall be entitled to withhold the amount such breaching Seller failed to contribute from any future distributions or payments that may be payable such Seller from the Holdback Amount or pursuant to this Agreement, the Escrow Agreement or any other agreement or document executed in connection with this Agreement.

(j)            Each Seller hereby waives any right to (i) seek contribution or other payment from the Company or a Subsidiary with respect to any Losses for which such Seller is required to indemnify the Buyer Indemnitees pursuant to this Article VIII or (ii) bring a claim against the current or former directors or officers of the Company as a result of any Losses for which such Seller is required to indemnify the Buyer Indemnitees pursuant to this Article VIII.

(k)            For purposes of determining whether a breach of any representation or warranty exists for purposes of this Article VIII, the terms “material,” “Material Adverse Effect” and “in all material respects” and words of similar import shall be given effect.  For purposes of determining the amount of any Loss arising from a breach of any representation or warranty for which a Buyer Indemnitee is entitled to indemnification under this Article VIII, the terms “material”, “Material Adverse Effect” and “in all material respects” and words of similar import shall be disregarded and given no effect.

(l)            Except for Pre-Closing Environmental Noncompliance Fines and Penalties, the Buyer Indemnitees will not be entitled to indemnification for any other Losses relating to the noncompliance matters covered by Section 8.3(a)(v), including, without limitation, any capital improvement costs, equipment modification costs, costs to obtain Permits and/or environmental consultant fees which shall be the responsibility of the Buyer or its Affiliates even if such corrective measures are ordered by any Governmental Authority.

(m)           Buyer Indemnitees shall not be entitled to indemnification otherwise available under Section 8.3(a)(i) with respect to any Losses arising from the Company’s breach of Section 4.17(b) to the extent such Losses arise as a result of or in connection with (i) any post-Closing disclosure or reporting to any Governmental Authority or other third-party unless required by any Environmental Law (including as necessary to obtain Permits required by Environmental Law), or required by any binding Order issued by any Governmental Authority or as may otherwise be agreed in writing by Seller Representative in its sole discretion; (ii) any environmental conditions or Releases discovered or found by post-Closing testing or sampling unless such testing or sampling is (A) required by any Environmental Law, or required by any binding Order issued by any Governmental Authority, (B) conducted in connection with industrial construction, maintenance or repair projects, but only to the extent conditions observed during such activities indicate a potential Release which could require Response Action under Environmental Law, (C) in connection with the sale of any of the Owned Real Property to a subsequent owner (who is not an Affiliate of any Buyer Indemnitee), provided that Buyer Indemnitees must first undertake reasonable measures to convince any such potential subsequent owner that such sampling or testing is unnecessary, (D) required by Buyer’s landlord in connection with the Leased Real Property, provided that Buyer Indemnitees must first undertake reasonable measures to convince landlord that such sampling or testing is unnecessary, or (E) required or performed by Buyer’s existing lenders or in connection with Buyer obtaining financing (provided that Buyer shall not direct lenders to make such request in an effort to otherwise avoid the provisions hereof and the Buyer Indemnitees must first undertake reasonable measures to convince the lender that such sampling or testing is unnecessary); or (iii) any Response Action unless such  Response Action is required by Environmental Law, or required by any binding Order issued by any Governmental Authority and Buyer uses commercially reasonable efforts to mitigate the costs of such Response Action, including, e.g., employing the lowest cost measures to achieve the minimum standards applicable to industrial use, including use of risk-based remedies and engineering and institutional controls and deed restrictions that do not prevent or unreasonably inhibit Buyer’s ongoing industrial uses of the Real Property.  The Sellers shall have the right, in their sole discretion, to control and conduct any such Response Action; provided that the Sellers shall provide the Buyer with a reasonable opportunity to review and comment on any proposed Response Action prior to implementation and final drafts of documents prepared for submission to any Governmental Authority prior to submittal, and the Buyer Indemnitees will provide all reasonable access to all of the Real Property, facilities, books and records as the Sellers and their agents  may reasonably request to complete such Response Action.

8.7           Procedures.

(a)           Notice of Losses by Seller Indemnitee.  Subject to the limitations set forth in this Article VIII, as soon as reasonably practicable after a Seller Indemnitee becomes aware of any claim for indemnification pursuant to Section 8.2 that may result in a Loss (a “Claim”), the Seller Representative shall give written notice thereof (a “Claims Notice”) to Buyer.  A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee.  No delay in or failure to give a Claims Notice by the Seller Representative to Buyer pursuant to this Section 8.7(a) will adversely affect any of the other rights or remedies that the Seller Representative has under this Agreement, or alter or relieve Buyer of its obligation to indemnify the applicable Seller Indemnitee, except to the extent that Buyer is actually prejudiced thereby.  Buyer shall respond to the Seller Representative (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is received by the Buyer.  Any Claim Response must specify whether or not Buyer disputes the Claim described in the Claims Notice.  If Buyer fails to give a Claim Response within the Response Period, Buyer will be deemed not to dispute the Claim described in the related Claims Notice.  If Buyer elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of Buyer, and Buyer shall pay, in cash, to the Seller Representative within fifteen (15) days after the last day of the applicable Response Period the amount specified in the Claims Notice if the Losses are known or, if the amount of Losses are not determinable at that time, Buyer shall pay, in cash, to the Seller Representative, the amount of Losses specified from time-to-time as the amount of any such Claim becomes known.  If Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute.  If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either Buyer or the Seller Representative may resort to other legal remedies subject to the limitations set forth in this Article VIII.

(b)           Notice of Losses by Buyer Indemnitee.

(i)           Claims with Determinable Losses.  Subject to the limitations set forth in this Article VIII, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification pursuant to Section 8.3 (a “Buyer Claim”), the amount of which is then known, Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify the Seller Representative or the breaching Seller, as applicable, of such Buyer Claim by means of a written notice describing the Buyer Claim in reasonable detail and setting forth Buyer’s good faith calculation of the Losses incurred by the applicable Buyer Indemnitee with respect thereto (a “Buyer Claim Notice” and, together with a Claims Notice, a “Notice”).  No delay in or failure by Buyer to deliver a Buyer Claim Notice under this Section 8.7(b)(i) will adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to Section 8.3, except to the extent the Seller Representative or any of the Sellers are actually prejudiced thereby.  If, by the thirtieth (30th) day following receipt by the Seller Representative or the breaching Seller, as applicable, of a Buyer Claim Notice (the “Dispute Period”), Buyer has not received from the Seller Representative or the breaching Seller, as applicable, notice in writing that the Seller Representative or the breaching Seller, as applicable, objects to the Buyer Claim (or the amount of Losses set forth therein) asserted in such Buyer Claim Notice (a “Dispute Notice”), then the amount of Losses alleged in the Buyer Claim Notice will be conclusively deemed to be an obligation of Sellers or the breaching Seller, as applicable (subject to the limitations set forth in this Article VIII), and the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Escrow Funds the amount of Losses specified in the Buyer Claim Notice subject to the limitations contained in this Article VIII; or, if there are no further Escrow Funds, then (A) in the case of a claim brought pursuant to Section 8.3(a), the Sellers shall severally (in the proportion set forth opposite such Seller’s name on Schedule 2.3(e)) pay promptly, in cash, to Buyer the amount of Losses specified in the Buyer Claim Notice subject to the limitations contained in this Article VIII, or (B) in the case of a Buyer Claim brought pursuant to Section 8.3(b), the breaching Seller subject to the Buyer Claim shall pay promptly, in cash, to the Buyer the amount of Losses specified in the Buyer Claim Notice subject to the limitations contained in this Article VIII.

(ii)           Claims without Determinable Losses.  Subject to the limitations set forth in this Article VIII, if any Buyer Indemnitee believes in good faith that it has a Buyer Claim the amount of which cannot reasonably be determined, Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify the Seller Representative or the breaching Seller, as applicable, by means of a Buyer Claim Notice that contains the information required by Section 8.7(b)(i) and a good faith estimate, if possible, of Buyer’s calculation of the Losses that may be incurred by the applicable Buyer Indemnitee with respect thereto.  No delay in or the failure by Buyer to deliver a Buyer Claim Notice under this Section 8.7(b)(ii) will adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to Section 8.3, except to the extent the Seller Representative or the breaching Seller, as applicable, is actually prejudiced thereby.  If Buyer has not received a Dispute Notice from the Seller Representative or the breaching Seller, as applicable, within the Dispute Period, then the amount of Losses alleged in the Buyer Claim Notice will be conclusively deemed to be an obligation of  Sellers or the breaching Seller, as applicable (subject to the limitations set forth in this Article VIII), and the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Escrow Funds the amount of Losses specified from time-to-time as the amount of any such Buyer Claim becomes known, subject to the limitations contained in this Article VIII; or if there are no further Escrow Funds, then (A) in the case of a claim brought pursuant to Section 8.3(a), the Sellers shall promptly and severally (in the proportion set forth opposite such Seller’s name on Schedule 2.3(e)) pay, in cash, to Buyer the amount of Losses specified from time-to-time as the amounts of any such Buyer Claim becomes known, subject to the limitations contained in this Article VIII, or (B) if such Buyer Claim is brought pursuant to Section 8.3(b), then the breaching Seller subject to the Buyer Claim shall promptly pay, in cash, to Buyer the amount of Losses specified from time-to-time as the amounts of any such Buyer Claim becomes known, subject to the limitations contained in this Article VIII.

(iii)           Disputes.  If the Seller Representative or the breaching Seller, as applicable, delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and the Seller Representative or the breaching Seller, as applicable, shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to reimbursement on account of such Buyer Claim.  If Buyer, on the one hand, and the Seller Representative or the breaching Seller, on the other hand, are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then (A) the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Buyer from the Escrow Funds an amount in accordance with such agreement, subject to the limitations contained in this Article VIII, or (B) if there are no further Escrow Funds, then (x) if the claim is brought pursuant to Section 8.3(a), Sellers shall severally (in the proportion set forth opposite such Seller’s name on Schedule 2.3(e)) and promptly pay, in cash, to Buyer the amount of Losses in accordance with such agreement, subject to the limitations contained in this Article VIII, or (y) if the Buyer Claim is brought pursuant to Section 8.3(b), the breaching Seller subject to the Buyer Claim shall promptly pay, in cash, to Buyer the amount of the Losses in accordance with such agreement, subject to the limitations contained in this Article VIII.  If Buyer, on the one hand, and the Seller Representative or the breaching Seller, on the other hand, are unable to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then either Buyer, on the one hand, or the Seller Representative or the breaching Seller, on the other hand, may resort to other legal remedies, subject to the limitations set forth in this Article VIII.  For all purposes of this Article VIII (including, without limitation, those pertaining to disputes under Section 8.7(a) and this Section 8.7(b)), Buyer, on the one hand, and the Seller Representative or the breaching Seller, on the other hand, shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(c)           Opportunity to Defend Third Party Claims.  Subject to Section 9.2, in the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, the party from which indemnification is sought (with Seller Representative acting on behalf of Sellers with respect to Losses claimed under Section 8.3(a) or Losses claimed under Section 8.3(b) to the extent Escrow Funds are available), as applicable (each an “Indemnifying Party”), has the right, exercisable by written notice to Buyer, on the one hand, or the Seller Representative or the breaching Seller, on the other hand, as applicable, within sixty (60) days of receipt of a Notice from Buyer or the Seller Representative, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party; provided, however, that prior to the Indemnifying Party assuming control of such defense, the Indemnifying Party shall agree in writing that the Indemnifying Party would be responsible to indemnify the Indemnified Party for all Losses if the facts alleged in such Claim were true subject to the limitations on indemnification set forth in this Article VIII; provided, however, if the facts alleged in such Claim materially change from the facts upon which the Indemnifying Party initially assumed such defense in writing such that the Indemnifying Party no longer agrees it would be responsible for all of the Losses relating to such Claim then the Indemnifying Party shall promptly provide written notice thereof to the Indemnified Party and the Indemnifying Party will not have the right to continue the control of the defense of such Claim.  Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume the control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) such claim seeks an injunction or equitable relief against the Indemnitee; (iii) the Indemnifying Party is also a party to the third party claim and counsel has advised that representation of the Indemnifying Party and Indemnitee by the same counsel would constitute a conflict of interest; (iv) the Indemnifying Party fails or is failing, in good faith, to prosecute or defend such claim; or (v) if the Indemnifying Party is the Sellers or a Seller, as of the date the Indemnifying Party gives notice of its intent to assume the defense, the Escrow Funds less the aggregate amount of outstanding Buyer Claims (not including the applicable third party claim at issue), is not sufficient to satisfy all liabilities for which the Sellers or Seller could be liable hereunder with respect to the third party claim at issue and the Indemnifying Party does not provide to Buyer reasonable evidence of its ability to satisfy indemnification amounts in excess of the Escrow Funds.  If the Indemnifying Party has assumed such defense as provided in this Section 8.7(c), the Indemnitee shall have the right to participate in but not control such defense (at its own expense) and the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim unless the Indemnifying Party subsequently surrenders the defense of such Claim to the Indemnitee, in which case, the Indemnifying Party will be responsible for the legal expenses of the Indemnitee after the Indemnifying Party surrenders the defense of such Claim.  If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 8.7(c), the Indemnitee may continue to defend such claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article VIII) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense and the Indemnitee shall have the right to settle and compromise such third party claim if it acts reasonably and in good faith upon seven (7) calendar days’ notice to, but without having to first obtain the consent of, the Indemnifying Party.  Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement unless the following shall apply:  (i) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Party, (ii) there is no finding or admission of any violation of Law or any violation of the rights of any Person by any Indemnitee, and (iii) such settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim or litigation.  In any such third party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers.  With respect to a third party claim for which the Seller Representative or breaching Seller, as applicable, is the party responsible for the defense, Buyer shall use all reasonable efforts to make available to the Seller Representative or breaching Seller, as applicable, and their respective representatives all books and records of Buyer, the Company and the Subsidiaries relating to such third party claim and shall cooperate in all reasonable respects with the Seller Representative or the breaching Seller, as applicable, in the defense of the third party claim.

(d)           Other Releases of Escrow Funds.  All funds held under the Escrow Agreement minus the amounts of any unresolved Buyer Claims set forth in any then pending Buyer Claim Notices shall be released to the Seller Representative for the benefit of the Stockholders and the Warrantholders on the eighteen (18)-month anniversary of the Closing Date (the “Escrow Termination Date”).

8.8           Specific Performance.  Each party’s obligation under this Agreement is unique.  If any party should breach its covenants or agreements under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance and/or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each party expressly waives the defense that a remedy in damages will be adequate.

8.9           Adjustment to Purchase Price.  All indemnification payments made pursuant to this Article VIII will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

ARTICLE IX
TAX MATTERS

9.1           Cooperation; Audits; Tax Returns.

(a)           In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company or the Subsidiaries for all Tax periods ending on or before the Closing Date (“Pre-Closing Tax Periods”), Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.  Buyer shall and shall cause the Company and the Subsidiaries to (i) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Seller Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the Seller Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Seller Representative to take possession of such books and records.

(b)           Buyer and the Seller Representative shall, upon the other’s request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)           The Seller Representative shall prepare or cause to be prepared all income Tax Returns of the Company or the Subsidiaries for any Pre-Closing Tax Period.  The Seller Representative shall provide such income Tax Returns to Buyer at least five days before the due date for such income Tax Returns including any applicable extensions.  Buyer shall timely file such income Tax Returns.

9.2           Controversies.  Notwithstanding Section 8.7(c), this Section 9.2 shall control any inquiries, assessments, proceedings or similar events with respect to Taxes.  Buyer shall promptly notify the Seller Representative (a) upon receipt by Buyer or any Affiliate of the Buyer of any notice of any Tax Matter from any Taxing Authority relating to a taxable period or portion thereof ending on or before the Closing Date or (b) prior to Buyer, the Company or the Subsidiaries initiating any Tax Matter with any Taxing Authority other than the states indentified in Schedule 8.3(a) relating to a taxable period or portion thereof ending on or before the Closing Date.  The Seller Representative may, at the Sellers’ expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Matter.  If the Seller Representative assumes such defense, the Seller Representative shall have the authority, with respect to any Tax Matter, to represent the interests of the Company and the Subsidiaries before the relevant Taxing Authority and the Seller Representative shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.  If the Seller Representative has assumed such defense, the Sellers shall bear the cost of such defense.  Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by the Seller Representative.  The Seller Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Company, the Subsidiaries or any Affiliate of the foregoing for a post-Closing Tax period without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed.  The Seller Representative shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Buyer to consult with it regarding the conduct of or positions taken in any such proceeding.

9.3           Amendment of Tax Returns.  Unless required by a final determination within the meaning of Section 1313(a) of the Code, neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Company or the Subsidiaries with respect to a Pre-Closing Tax Period without the prior written consent of the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed.

9.4           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid one-half by Seller and one-half by Buyer when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

9.5           Refunds and Credits.  Any income Tax refund received by Buyer or the Company (or any of their Affiliates), and any amounts credited against income Tax to which Buyer or the Company (or any of their Affiliates) shall become entitled, which refund or credit relates to taxable periods, or portions thereof, ending on or before the Closing Date, shall be for the account of the Sellers, and Buyer shall pay over to the Stockholder Representative an amount equal to such refund or credit within 10 days after receipt or utilization thereof.

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1           Seller Representative.

(a)           The Seller Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the other the Sellers.  Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement and the Escrow Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price in Section 2.3 and the Earn-Out Statement in Section 2.4, (viii) authorize delivery to any Buyer Indemnitee of the Escrow Funds or any portion thereof in satisfaction of claims brought by any Buyer Indemnitee for Losses, (ix) distribute the Escrow Funds and any earning and proceeds thereon, and (x) deduct, hold back and/or redirect any funds, including, without limitation, the Holdback Amount, which may be payable to any Seller pursuant to the terms of this Agreement, the Escrow Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (i) any amount that may be payable by such Seller hereunder (including, without limitation, under Section 8.6(i)) or (ii) any costs, fees, expenses and other liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder.

(b)           Such agency may be changed by Riverside from time to time upon not less than five (5) days prior written notice to Buyer.  The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to Buyer.  A successor Seller Representative will be named by Riverside.  All power, authority, rights and privileges conferred in this Agreement to the Seller Representative will apply to any successor Seller Representative.

(c)           The Seller Representative will not be liable for any act done or omitted under this Agreement as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.  Buyer agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers.  In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Sellers for any Losses that such Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Sellers for all Losses, except to the extent that the actions or omissions of the Seller Representative were taken or omitted not in good faith.  The limitation of liability provisions of this Section 10.1(c) will survive the termination of this Agreement and the resignation of the Seller Representative.

(d)           Buyer may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of every Seller, and Buyer is relieved from any liability to any Persons for any acts done by it in accordance with such decision, act, consent or instruction of the Seller Representative.

10.2           Expenses.  Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred by the Company or any Seller for which the Company or any Subsidiary is liable in connection with this Agreement and the transactions contemplated hereby will be treated as Selling Expenses to the extent unpaid at the Closing, and in the case of costs and expenses incurred by the Buyer, will be paid by Buyer.

10.3           Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party without the prior written consent of the other parties hereto; provided, that Buyer may, without the prior written consent of the other parties hereto, at any time after Closing, assign its rights, interests and obligations under this Agreement, in whole or in part, (a) to any subsequent purchaser of Buyer or any portion of its assets or business (whether the sale is structured as a sale of stock, sale of assets, merger or otherwise), (b) for collateral security purposes to any lender providing financing to Buyer or any of its subsidiaries and any extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, and (c) to any of Buyer’s Affiliates; provided, in the case of the foregoing clauses (b) and (c), that Buyer remains responsible for its obligations under this Agreement.

10.4           Third Party Beneficiaries.  Except as set forth in Article VIII and Section 7.6, each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

10.5           Further Assurances.  The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

10.6           Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by facsimile transmission, (b) sent by electronic mail, (c) delivered in person, (d) mailed by first class registered or certified mail, postage prepaid, or (e) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to the Company or Buyer:

Apio, Inc.
c/o Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025
Attention: Gary Steele
Fax:   650-368-9818
email:  gsteele@landec.com

with a copy to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202
Attention:  Patricia Falb
Fax: (414) 273-5198
email: pfalb@gklaw.com

If to the Seller Representative:

The Riverside Company
45 Rockefeller Center
630 Fifth Avenue, Suite 2400
New York, New York 10111
Attention:  Chief Financial Officer
Fax: (212) 265-6478
email: brs@riversidecompany.com

with a copy to:

The Riverside Company
Terminal Tower
50 Public Square
29th Floor
Cleveland, Ohio 44113
Attention: Tim Gosline
Fax: (216) 344-1330
Email: tgosline@riversidecompany.com

and:

Jones Day
77 W. Wacker Drive
Suite 3500
Chicago, Illinois 60601
Attention: Lisa S. Lathrop
Fax: (312) 782-8585
Email: lslathrop@jonesday.com

or to such other address with respect to a party as such party notifies the other in writing as above provided.  Each such notice or communication will be effective (i) if given by facsimile, when the successful sending of such facsimile is electronically confirmed, (ii) if given by electronic mail, when electronic evidence of receipt is received, or (iii) if given by any other means specified in the first sentence of this Section 10.6, upon delivery or refusal of delivery at the address specified in this Section 10.6.

10.7           Rules of Discovery.  In the event of any Action between or among any of the parties hereto, the applicable rules of discovery in the forum governing such Action shall apply, and nothing contained herein, including, without limitation, rights to access the Company’s or any Subsidiary’s books and records under Section 7.2 or Section 8.7(b)(iii), above, shall be deemed to require the Company or its Subsidiaries to provide access to such books and records except as required by the applicable rules of discovery with respect to such Action.

10.8           Complete Agreement.  This Agreement and the Schedules and exhibits hereto and the other documents delivered by the parties in connection herewith, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

10.9             Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

10.10           Amendment; Waiver.  This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller Representative and Buyer.  At any time, the Seller Representative and Buyer may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Seller Representative and Buyer.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.11           Conflict of Interest.  If the Sellers or the Seller Representative so desire, and without the need for any consent or waiver by the Company or Buyer, Jones Day is permitted to represent the Sellers and/or the Seller Representative after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Jones Day is permitted to represent the Sellers, the Seller Representative, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company, the Subsidiaries or any of their respective agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.  Upon and after the Closing, the Company and the Subsidiaries shall cease to have any attorney-client relationship with Jones Day, unless and to the extent Jones Day is specifically engaged in writing by the Company or the Subsidiaries to represent the Company or the Subsidiaries after the Closing and either such engagement involves no conflict of interest with respect to the Sellers or the Seller Representative, or the Sellers or the Seller Representative (as applicable) consent in writing at the time to such engagement.  Any such representation of the Company or the Subsidiaries by Jones Day after the Closing will not affect the foregoing provisions hereof.  For example, and not by way of limitation, even if Jones Day is representing the Company after the Closing, Jones Day is permitted simultaneously to represent the Sellers and/or the Seller Representative in any matter, including any disagreement or dispute relating hereto.  Furthermore, Jones Day is permitted to withdraw from any representation of the Company or the Subsidiaries in order to be able to represent or continue so representing the Sellers or the Seller Representative, even if such withdrawal causes the Company or the Subsidiaries or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

10.12           Governing Law.  This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

10.13           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

10.14           Counterparts; Electronic Transmission.  This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or email transmission followed promptly by an executed original), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Buyer, the Sellers and the Seller Representative have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

COMPANY:

GREENLINE HOLDING COMPANY

By:  /s/ Sarah G. Roth
Name: Sarah G. Roth
Title:   Vice President

SELLERS:

2003 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.

By: Riverside Capital Associates 2003, LLC, its general partner

By:  /s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title:   Co-Chief Executive Officer

2003 RIVERSIDE CAPITAL APPRECIATION FUND (QC), L.P.

By: Riverside Capital Associates 2003, LLC, its general partner

By:  /s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title:   Co-Chief Executive Officer

[Signature Page to Greenline Stock Purchase Agreement]

SELLERS:

CAROL L. TWYMAN IRREVOCABLE DYNASTY TRUST F/B/O KATHERINE L. TWYMAN

By: /s/ Jeffrey R. Twyman
Name:
Its:        Trustee

CAROL L. TWYMAN IRREVOCABLE DYNASTY TRUST F/B/O THEODORE R. TWYMAN

By: /s/ Jeffrey R. Twyman
Name:
Its:        Trustee

[Signature Page to Greenline Stock Purchase Agreement]

SELLERS:

/s/ Jeffrey D. Rettig
JEFFREY D. RETTIG

/s/ David Waterman
DAVID WATERMAN

/s/ Anthony L. Gericke
ANTHONY L. GERICKE

/s/ George S. Benson
GEORGE S. BENSON

/s/ Thomas Ryder
THOMAS RYDER

[Signature Page to Greenline Stock Purchase Agreement]

SELLERS:

CORPORATE MEZZANINE III, L.P.

By:	/s/ Ahmed Al Khalib
Name:
Title:

CORPORATE MEZZANINE IV, L.P.

By:	/s/ Ahmed Al Khalib
Name:
Title:

WESTERN SPRINGS ENTERPRISES, L.P.

By: Western Springs Enterprises Corp., its general partner

By:  /s/ John Rea
Name:  John Rea
Title:  Authorized Person

TRAFALGAR BUSINESS SOLUTIONS LIMITED

By: Salamander Management, Ltd., as Director

By:	/s/ Leonard O’Brien
Name:
Title:

[Signature Page to Greenline Stock Purchase Agreement]

SELLER REPRESENTATIVE:

2003 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.

By:	Riverside Capital Associates 2003, LLC, its general partner

By:  /s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title:   Co-Chief Executive Officer

[Signature Page to Greenline Stock Purchase Agreement]

BUYER:

APIO, INC.

By:  /s/ Ronald L. Midyett
Name: Ronald L. Midyett
Title: President and Chief Executive Officer

[Signature Page to Greenline Stock Purchase Agreement]